SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. N/A)

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FIRST SECURITY GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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May 14, 2010

TO THE SHAREHOLDERS OF

FIRST SECURITY GROUP, INC.:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of First Security Group, Inc., which will be held at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Wednesday, June 30, 2010, at 4:00 p.m. local time.

At the Meeting, you will be asked to consider and vote upon (i) the election of five (5) directors to serve until the 2011 Annual Meeting of Shareholders and until their successors have been elected and qualified; (ii) the ratification of the appointment of Joseph Decosimo and Company, PLLC, as the independent registered public accounting firm for First Security for the fiscal year ending December 31, 2010; (iii) a non-binding resolution approving the compensation of First Security’s executive officers as disclosed in the Proxy Statement; (iv) an amendment to First Security’s Articles of Incorporation increasing the number of authorized shares of First Security’s common stock to 150 million shares; and (v) approval of the potential issuance up to $50 million worth of shares of First Security’s common stock in one or more private placement transactions.

Enclosed are the Notice of Meeting, Proxy Statement and Proxy. We hope you can attend the Meeting and vote your shares in person. In any case, we would appreciate your completing the enclosed Proxy and returning it to us. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the Meeting, you may vote your shares in person even if you have previously returned your Proxy.

If you have any questions about the Proxy Statement or our Annual Report, please call or write us.

Sincerely,

Rodger B. Holley

Chairman of the Board, Chief Executive Officer and President

FIRST SECURITY GROUP, INC.

531 Broad Street

Chattanooga, Tennessee 37402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 30, 2010

Notice is hereby given that the 2010 Annual Meeting of Shareholders of First Security Group, Inc. will be held at the corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Wednesday, June 30, 2010, at 4:00 p.m. local time for the following purposes:

1.	Elect Directors. To consider and vote upon the election of five (5) directors to serve until the 2011 Annual Meeting of Shareholders and until their successors have been elected and qualified.

2.	Ratify Auditors. To consider and vote upon the ratification of the appointment of Joseph Decosimo and Company, PLLC, as the independent public accounting firm for First Security for the fiscal year ending December 31, 2010.

3.	Advisory Vote on Executive Compensation. To consider and vote upon a non-binding resolution approving the compensation of First Security’s executive officers as described in the enclosed Proxy Statement.

4.	Increase Authorized Shares of Common Stock. To consider and vote upon an amendment to First Security’s Articles of Incorporation that would increase the number of authorized shares of common stock from 50 million to 150 million.

5.	Approve Potential Private Offering of Stock. To consider and vote upon approval of a potential issuance of up to $50 million of First Security’s common stock in one or more private placement transactions.

6.	Other Business. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement explains these proposals in greater detail. We urge you to review these materials carefully.

Only shareholders of record at the close of business on May 7, 2010 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

By Order of the Board of Directors

Rodger B. Holley

Chairman of the Board, Chief Executive Officer & President

May 14, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 30, 2010.

THE PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS, PROXY

CARD, AND 2009 ANNUAL REPORT ARE AVAILABLE ONLINE AT

http://www.FSGBank.com/proxymaterials

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO FIRST SECURITY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT FOR THE

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST SECURITY GROUP, INC.

JUNE 30, 2010

INTRODUCTION

General

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors from holders of our common stock, $0.01 par value, for use at the 2010 Annual Meeting of Shareholders of First Security to be held at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, on Wednesday, June 30, 2010, at 4:00 p.m. local time, and at any adjournments or postponements thereof. Unless otherwise clearly specified, all references to “First Security,” “we,” “us” and “our” refer to First Security Group, Inc. and our subsidiary, FSGBank, National Association.

The Meeting is being held to consider and vote upon the proposals summarized under “Summary of Proposals” below and described in greater detail in this Proxy Statement. Our Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.

The 2009 Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2009, is included with this mailing. These proxy materials are first being mailed to our shareholders on or about May 21, 2010.

Our principal executive offices are located at 531 Broad Street, Chattanooga, Tennessee 37402 and our telephone number is (423) 266-2000.

Summary of Proposals

The proposals to be considered at the Meeting may be summarized as follows:

Proposal One.    To consider and vote upon the election of five (5) directors to serve until the 2011 Annual Meeting of Shareholders and until their successors have been elected and qualified;

Proposal Two.    To consider and vote upon the ratification of the appointment of Joseph Decosimo and Company, PLLC, as the independent registered public accounting firm for First Security for the fiscal year ending December 31, 2010;

Proposal Three.     To consider and vote upon a non-binding resolution approving the compensation of First Security’s executive officers as described in this Proxy Statement;

Proposal Four.    To consider and vote upon an amendment to First Security’s Articles of Incorporation that would increase the number of authorized shares of common stock from 50 million to 150 million; and

Proposal Five.    To consider and vote upon approval of the potential issuance of up to $50 million of First Security’s common stock in one or more private placement transactions.

Quorum and Voting Requirements

Holders of record of common stock as of the Record Date, defined below, are entitled to one vote per share on each matter to be considered and voted upon at the Meeting. To hold a vote on any proposal, a quorum must be present with respect to that proposal. A quorum will be present if a majority of the total votes entitled to be cast are present in person or by valid proxy. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted as shares present. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Proposal One, relating to the election of the nominees for directors, requires approval by a plurality of the votes cast by the holders of shares of common stock entitled to vote with respect to that proposal. This means that those five (5) nominees for directors receiving the greatest number of votes will be elected directors. The remaining identified proposals, and any other proposal that is properly brought before the Meeting, each require that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum exists.

Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether any proposal has received sufficient votes for approval, although abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. This means that abstentions and broker non-votes will not affect the outcome of the vote with respect to the five identified proposals, or, to our knowledge, on any other matter properly brought before the Meeting.

Consent Order

On April 28, 2010, pursuant to a Stipulation and Consent to the Issuance of a Consent Order, FSGBank, N.A. (the “Bank”), First Security’s wholly-owned subsidiary, consented and agreed to the issuance of a Consent Order (the “Order”) by the Office of the Comptroller of the Currency (the “OCC”), the Bank’s primary regulator.

In the negotiated Order, the Bank and the OCC agreed as to areas of the Bank’s operations that warrant improvement and a plan for making those improvements. The Order imposes no fines or penalties on the Bank. The Bank’s customer deposits remain fully insured by the FDIC to the maximum extent allowed by law; the Order does not impact this coverage in any manner. The Order is the result of a series of informal discussions between the Bank and the OCC since the completion of the OCC’s most recent regularly scheduled on-site examination of the Bank last fall. Since the completion of that on-site examination, the Bank and the Board of Directors have aggressively taken steps to improve the condition of the Bank, and accordingly believe the Bank has already completed many of the actions required by the Order.

Pursuant to the Order, the Bank is required to appoint a compliance committee to oversee the Bank’s compliance with the Order within 15 days. In anticipation of the Order, the Bank’s Board of Directors formed a compliance committee last fall. The committee currently consists of our independent directors: Randall L. Gibson, Carol H. Jackson, Ralph L. Kendall and D. Ray Marler.

Within 90 days from the effective date of the Order, the Bank is required to develop and submit to the OCC for review a written strategic plan covering at least a three-year period. The strategic plan is required to, among other things, include objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, and reduction in the volume of nonperforming assets, together with strategies to achieve these objectives. While the Bank has historically prepared and operated under an internally generated strategic plan, a practice the Order would permit to continue, the Bank anticipates hiring a consultant to assist in developing a revised strategic plan focused on the current economic environment and how to best position the Bank to take advantage of opportunities as the economy recovers.

Within 120 days from the effective date of the Order, the Bank is required to achieve and thereafter maintain total capital at least equal to 13 percent of risk-weighted assets and Tier 1 capital at least equal to 9 percent of adjusted total assets. Within 90 days from the effective date of the Order, the Bank is required to develop and submit to the OCC for review a written capital plan covering at least a three-year period. The capital plan shall, among other things, include specific plans for maintaining adequate capital and a discussion of the sources and timing of additional capital and contingency plans for alternative sources of capital. As of March 31, 2010, the Bank’s total risk-based capital ratio was approximately 13.76 percent and its leverage ratio was approximately 8.95 percent. As of March 31, 2010, the Bank had excess capital of approximately $7.4 million above the Order’s total risk-based capital ratio and a capital shortfall of approximately $625 thousand compared to the Order’s leverage ratio. The Bank’s leverage ratio declined from 9.65 percent as of December 31, 2009, primarily due to the increase in interest-bearing cash held at the Federal Reserve Bank of Atlanta that was associated with the issuance of additional long-term brokered deposits. Accordingly, compliance with the Order’s leverage ratio could also be obtained by reducing the Bank’s average assets by $6.5 million. The Company is considering a variety of strategic alternatives intended to achieve and maintain the prescribed capital ratios.

Within 90 days from the effective date of the Order, the Bank’s Board of Directors is required to prepare a written assessment of the capabilities of the Bank’s executive officers to perform present and anticipated duties, including the execution of the strategic plan. Although not required by the Order, the Board anticipates engaging a third-party to assist with this management evaluation. If any changes are deemed necessary by the Board, the OCC shall have the power to disapprove the appointment of a new proposed executive officer. The Order also requires annual written performance appraisals for each Bank executive officer.

Within 60 days from the effective date of the Order, the Bank is required to review and revise its existing credit policy to improve the Bank’s loan portfolio management, as well as the Bank’s policies related to leasing, retail credit, and collateral exceptions. Over the past six months, the Bank has undertaken a number of strategic initiatives to improve its credit policies and practices, including the centralization of loan underwriting, documentation preparation and collection processes. We believe this centralization will improve consistency, increase quality and provide higher levels of operational efficiencies. Accordingly, we believe collectively these requirements of the Order, and the related strategic initiatives we are implementing, will assist in reducing current and future non-performing assets, and generally improve the Bank’s financial condition, operations and results.

Within 90 days of the effective date of the Order, the Bank is required to review and revise its independent and on-going loan review program. The Bank has an internal loan review department, and has recently increased the loan review staff by two employees. Additionally, the Bank anticipates maintaining an elevated annual loan review scope by supplementing the internal loan review department with third-party assistance. In the fourth quarter of 2009, we engaged an independent consulting firm to conduct an additional review of our loan portfolio. The primary purpose of the loan review was to evaluate individual credits for compliance with credit and underwriting standards, and to assess the potential impairment of certain credits in which we might experience additional risk of loss. The consultants reviewed over 50% of the entire loan portfolio. Combining this additional evaluation with existing loan review processes, approximately 71% of the entire loan portfolio was reviewed in the last few months of the year. The efforts of these combined loan reviews included approximately 85% of commercial real estate loans and 95% of construction and development loans. The results of these reviews were reflected in the year-end financial statements. Accordingly, we believe this requirement in the Order will have little impact on the Bank’s operations. Ongoing reviews may, however, continue to result in positive or negative changes to certain loan classifications.

The Bank will also be required to review and revise its program for the Allowance for Loan and Lease Losses (“ALLL”). The Board of Directors shall quarterly review the adequacy of the ALLL, and any deficiency shall be remedied in the calendar quarter it is discovered. The Bank’s policy for determining the adequacy of the Bank’s ALLL and its implementation shall be satisfactory to the OCC as determined at subsequent examinations and/or visitations. The Bank has always endeavored to maintain a fully funded, adequate ALLL. The Bank believes its ALLL has always been accurately calculated in accordance with generally accepted accounting principles and regulatory guidance and, as of March 31, 2010, reflects the known risks in the loan portfolio.

Within 90 days of the effective date of the Order, the Bank is required to review and revise its existing program to protect the Bank’s interest in criticized assets. The program shall include the development of criticized asset reports for all credit relationships totaling $500,000 or more and criticized as “doubtful” or

“substandard” and for all credit relationships totaling $1,000,000 or more and criticized as “special mention.” Beginning with the effective date of the Order, the Bank may not extend any credit to, or for the benefit of, any borrower who has a loan that is criticized as “doubtful,” “substandard” or “special mention,” unless the Bank documents that such extension of credit is in the Bank’s best interest. The Bank recently implemented more stringent approval processes for its criticized loan portfolio and will continue to make enhancements to the credit policy to ensure full compliance with the Order.

Within 90 days of the effective date of the Order, the Bank shall review and revise the Bank’s existing written concentration management program, and adopt plans to reduce the risk of exposure to any concentration deemed imprudent. As of March 31, 2010, the Bank’s ratio of commercial real estate loans to total risk based capital was 195 percent and in compliance with the regulatory guidelines. From March 31, 2009 to March 31, 2010, the Bank reduced its exposure to high-risk land acquisition, development, and construction loans by $41.5 million, or 21.3 percent. The Bank reduced its land acquisition, development, and construction concentration ratio from approximately 158 percent as of March 31, 2009 to approximately 94 percent as of March 31, 2010, in line with regulatory guidance. Management intends to continue to focus on monitoring its credit concentrations and enhance the Bank’s commercial real estate risk management processes to ensure full compliance with regulatory requirements.

Within 60 days of the effective date of the Order, the Bank must review and revise its comprehensive liquidity risk management program, including the preparation of periodic liquidity reports and a contingency funding plan. The Bank has recently revised such policies and is refining its practices and procedures in these areas. The Bank expects that these actions will improve the Bank’s liquidity, contingency funding and funds management practices.

The Order will remain in effect and enforceable until it is modified, terminated, suspended or set aside by the OCC.

Because the Order establishes specific capital amounts to be maintained by the Bank, the Bank may not be considered better than “adequately capitalized” for capital adequacy purposes, even if the Bank exceeds the levels of capital set forth in the Order.

As an adequately capitalized institution, the Bank may not accept, renew or roll over brokered deposits without prior approval of the FDIC. As of March 31, 2010, 29.4 percent of the Bank’s deposits were brokered deposits. As of March 31, 2010, brokered deposits maturing in the next 24 months totaled $116.2 million. Funding sources for the maturing brokered deposits include, among other sources: over $200 million in an interest bearing cash account at the Federal Reserve Bank of Atlanta; the growth of core deposits from current and new retail and commercial customers; scheduled repayments on existing loans; and the possible pledge or sale of investment securities. As an adequately capitalized institution, the Bank also may not pay interest on deposits that are more than 75 basis points above the rate applicable to the applicable market of the Bank as determined by the FDIC. In anticipation of the Order, the Bank adjusted its pricing to comply with the rate caps, and has not seen a significant reduction in deposits as a result.

The Bank is committed to complying with the terms of the Order, and has already addressed, or taken steps to address, many of the requirements of the Order and continues to develop a comprehensive plan to achieve full compliance. The Bank will report to the OCC monthly regarding its progress in complying with the provisions included in the Order. Compliance with the terms of the Order will be an ongoing priority for the Board of Directors and management of the Bank.

Record Date, Solicitation and Revocability of Proxies

Our Board of Directors has fixed the close of business on May 7, 2010 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of shares of common stock on the Record Date will be entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, there were 16,418,327 shares of common stock issued and outstanding, and approximately 1,125 common stock holders of record.

Shares of common stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxies. If no instructions are indicated, such shares of common stock will be voted “FOR” all identified proposals and in the discretion of the proxy holder as to any other matter that may properly come before the Meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the foregoing proposals at the time of the Meeting.

A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by: (i) giving written notice of revocation to our Secretary, (ii) properly submitting to us a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person. All written notices of revocation or other communications with respect to Proxies should be addressed as follows: First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402.

The cost of soliciting proxies for the meeting will be paid by First Security. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, First Security will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of common stock; such holders, after inquiry by First Security, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and First Security will reimburse them for the reasonable expense of mailing proxy materials to such persons.

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

This meeting is being held to, among other things, elect five (5) directors of First Security to serve a one-year term of office expiring at the 2011 Annual Meeting of Shareholders and until their successors have been elected and qualified. Although all nominees are expected to serve if elected, if any nominee is unable to serve, the persons voting the Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by our Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (5 persons). Cumulative voting is not permitted.

First Security believes that its Board as a whole should encompass a range of talent, skill and expertise enabling it to provide sound guidance with respect to First Security’s operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business.

The nominating committee seeks directors with strong reputations and experience in areas relevant to the strategy and operations of First Security’s business. Each director nominee identified below holds or has held senior executive positions in relevant organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, corporate governance, risk management, and leadership development. Our nominating committee further believes that each of the director nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and the commitment to devote significant time and energy to service on the Board.

The following table shows for each current director and director nominee: (1) his or her name; (2) his or her age at December 31, 2009; (3) how long he or she has been one of our directors; (4) his or her position(s) with us, other than as a director; (5) his or her principal occupation and business experience for the past five years; and (6) a brief discussion of the specific experience, qualifications, attributes or skills that the Board believes qualifies each director for service on First Security’s Board. Except as otherwise indicated, each director has been engaged in his or her present principal occupation for more than five years. Each of the director nominees listed below is also a director of FSGBank.

Name (Age)	Director Since	Position with First Security and Business Experience
Rodger B. Holley (62)	1999	Chairman, President and Chief Executive Officer of First Security and FSGBank since April 2009; Chairman and Chief Executive Officer of First Security since February 1999 and FSGBank since 2000; President of First Security from February 1999 to May 2007 and FSGBank from 2000 to May 2007; and Director of Dalton Whitfield Bank (Dalton, GA), from September 1999 to September 2003 when it merged with FSGBank. Mr. Holley has 37 years of banking officer experience and 25 years of service on bank boards. We believe Mr. Holley’s long banking career well qualifies him to serve on our Board of Directors.

Randall L. Gibson (48)	2006	Lead Independent Director since March 2010; Chief Operating Officer, Chief Manager and General Counsel of Lawler-Wood, LLC (regional and international real estate services, Knoxville, TN) since 1995. Mr. Gibson has 15 years of real estate

Name (Age)	Director Since	Position with First Security and Business Experience
		services experience and 24 years of practice as a lawyer. We believe Mr. Gibson’s experience as a chief operating officer and general counsel of an international real estate services firm well qualifies him to serve on our Board of Directors.

Carol H. Jackson (70)	2002	Retired as Vice President of Baker Street Rentals (property management, Knoxville, TN) in 2006 after serving in this role since 1991. Ms. Jackson has 17 years of property management experience and has served on various bank boards continuously over the last 21 years. We believe Ms. Jackson’s experience in property management and long service on the boards of financial institutions well qualifies her to serve on our Board of Directors.

Ralph L. Kendall (81)	1999	Retired as a partner with Ernst & Young LLP (international CPA firm, Chattanooga, TN) in 1986. Mr. Kendall has 35 years of accounting experience, with Ernst & Young LLP and its predecessors, and 25 years of service on bank boards. We believe Mr. Kendall’s long and varied business career, including his extensive accounting experience and work with larger corporations, well qualifies him to serve on our Board of Directors.

D. Ray Marler (65)	1999	President of Ray Marler Construction Company (general construction, Chattanooga, TN) since 1965; President and Chief Manager of Environmental Materials, LLC (environmental services, Chattanooga, TN) since 1998; President of Environmental Holdings, Inc. (environmental services, Chattanooga, TN) since 1998; President of Environmental Materials, Inc. (environmental services, Chattanooga, TN) since 1998; President and Chief Manager of Chattanooga Transfer LLC (waste management, Chattanooga, TN) since 2004; Partner of Canyons LLC (land development, Chattanooga, TN) since 2004; President and Chief Manager of City Disposal Services, LLC (waste management, Chattanooga, TN) since 2006; and Chief Manager of MWW, LLC (land management, Chattanooga, TN) from 2002 to 2006. Mr. Marler has 44 years of general construction experience and 20 years of service on bank boards. We believe that Mr. Marler’s long and varied business career, including extensive experience creating and developing owner managed businesses, well qualifies him to serve on our Board of Directors.

Vote Required to Approval Proposal

The election of the directors requires approval by a plurality of the votes cast by the holders of shares of common stock entitled to vote with respect to that proposal. This means that those five (5) nominees for directors receiving the greatest number of votes will be elected directors.

FIRST SECURITY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF ALL FIVE (5) NOMINEES LISTED ABOVE.

Retiring Directors

On February 3, 2010, the Company received a letter of resignation from Director William B. Kilbride. Mr. Kilbride indicated that the economic environment surrounding the business of his full-time responsibilities at Mohawk Industries dictated that he dedicate his full attention to that work. Mr. Kilbride had been a director of First Security and FSGBank since 2003.

On March 25, 2010, the Company received a letter of resignation from Director J.C. Harold Anders. Mr. Anders indicated a desire to dedicate additional time to his various business interests and to personal matters, including spending more time with his family. Mr. Anders had been a director of First Security and FSGBank since 2003.

Neither resigning director expressed any disagreement with First Security’s operations, policies or practices.

First Security thanks Messrs. Kilbride and Anders for their service to First Security and FSGBank. First Security currently anticipates seeking qualified business persons to serve as independent directors of First Security.

Director Independence

The Board of Directors has determined that the following directors are independent pursuant to the independence standards of the Nasdaq Stock Market:

• Randall L. Gibson • Carol H. Jackson	• Ralph L. Kendall • D. Ray Marler

Directors Kilbride and Anders were also independent directors throughout their service on the Board of Directors of First Security.

The Board considered any transaction, relationship or arrangement between First Security and the directors named above (and his or her family) and concluded each of these directors could exercise independent judgment in carrying out his or her responsibilities.

Board Leadership Structure and Role in Risk Oversight

First Security does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of First Security to make that determination from time-to-time based on the position and direction of First Security and the membership of the Board. The Board has determined that having First Security’s President and Chief Executive Officer, Mr. Holley, serve as Chairman of the Board is in the best interest of First Security’s shareholders at this time. Mr. Holley is responsible for First Security’s day-to-day operations and implementing First Security’s strategy. Given these responsibilities, the fact that First Security’s performance represents a significant portion of the discussion at board meetings, the current position and direction of First Security and the membership of the Board, the Board of Directors believes that it is currently appropriate for Mr. Holley to chair Board meetings and serve as First Security’s Chairman.

This structure makes the best use of Mr. Holley’s extensive knowledge of First Security and the banking industry generally, as well as fostering greater communication between management and the Board. However, the Board also recognizes the value in outside oversight of management, noting that Mr. Holley is the only non-independent director on First Security’s Board of Directors. In addition, on March 24, 2010, the Board formally elected Director Randall L. Gibson as lead independent director. At the end of each Board meeting, the lead independent director is entitled to call an executive session for further discussion of matters amongst the independent directors.

The Board of Directors’ role in the risk management process is to oversee and monitor First Security’s risk management processes. The Board outlines our risk principles and management framework and it sets high level strategy and risk tolerances, including the creation of internal controls and safeguards relating to credit, interest rate, operational, transaction, legal, and reputation risks. Upon her May 2009 appointment as Senior Vice President and Chief Risk Officer, Denise Cobb gained chief responsibility for the oversight of our risk profile, and reports directly to Mr. Holley, our President & CEO. Ms. Cobb was elevated to executive officer status by the Board on February 24, 2010, emphasizing the Bank’s commitment to managing risks, and on May 14, 2010 was promoted to Executive Vice President.

In addition, the Board of Directors has created several standing and ad hoc committees to provide regular oversight of various aspects of First Security’s risk and the members of our management team responsible for that segment of First Security’s operations. The Board believes that the overlapping oversight responsibilities of the committees provides a more thorough and consistent review of our risk profile. Our Asset/Liability Committee reviews treasury and liquidity management and First Security’s interest rate risk. The Asset Quality and Loan Committees share responsibility for reviewing First Security’s credit administration function, including our special assets department, with input from First Security’s risk management and loan review functions. The Audit/Corporate Governance Committee reviews First Security’s corporate governance, accounting functions, internal audit and loan review functions. Our Trust Committee focuses on our Trust Management department. The Compensation Committee provides the closest and most thorough review of our executive management and their ongoing operation of First Security. Finally, the Compliance Committee provides direct oversight of First Security’s regulatory compliance and has been tasked with overseeing management’s implementation of changes designed to improve the condition and profitability of First Security. In total, the Board of Directors plays an active and essential role in the Company’s management of its risk profile.

Board Meetings and Committees

Our Board of Directors held 14 meetings during 2009, in addition to two meetings by unanimous written consent. All incumbent directors attended at least 75 percent of the total number of meetings of the Board of Directors and the Board committees on which they served. Although we do not have a formal policy regarding our board members’ attendance at the Annual Meeting of Shareholders, board members are encouraged to attend shareholder meetings. All of our directors attended the 2009 Annual Meeting of Shareholders.

Our Board of Directors has nine standing committees: the Asset Quality Committee, the Asset/Liability Committee, the Audit/Corporate Governance Committee, the Compensation Committee, the Compliance Committee, the Executive Committee, the Loan Committee, the Nominating Committee and the Trust Committee. Each committee also serves the same functions for FSGBank.

Nominating Committee.    Our Nominating Committee is comprised of D. Ray Marler (Chairman), Carol H. Jackson, and Ralph L. Kendall, each of whom are independent directors under the independence standards of the Nasdaq Stock Market. The Nominating Committee held one meeting during 2009. The Nominating Committee is responsible for the identification of individuals qualified to become members of the Board, and for either the selection of, or recommendation to our Board of Directors for, the director nominees for the next annual shareholders’ meeting. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on our website, www.FSGBank.com.

The Nominating Committee has not adopted a formal policy or process for identifying or evaluating director nominees, but it informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and shareholders of First Security, and professionals in the financial services industry and in other economic sectors when considering prospective directors. Once the committee has generated potential nominees, it then considers the potential nominee’s business experience; knowledge of First Security and the financial services industry; experience in serving as a director of the Company or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by First Security; commitment to and availability for service as a director.

Although the Nominating Committee does not have a policy with regard to the consideration of diversity in identifying director nominees, the committee does consider all aspects of diversity in identifying well-qualified director nominees. The Nominating Committee strives to nominate individuals with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee First Security’s business. In particular, the Nominating Committee attempts to identify well-qualified directors who are representative of First Security’s market area and customers.

In accordance with our bylaws, a shareholder may nominate persons for election as directors. If the officer presiding at the annual meeting determines that a nomination was not made in accordance with the bylaws, the nomination may be disregarded. The bylaws require written notice to the Secretary of First Security of the nomination be received at our principal executive offices at least 60 days prior to the date of the annual meeting, assuming the meeting will be held the same date as the prior year’s annual meeting, or at least 60 days prior to the date of the annual meeting for that year provided that we have publicly announced the annual meeting date at least 75 days in advance. The notice must set forth:

(1)	the name, age, business address and residence address of all individuals nominated;

(2)	the principal occupation or employment of all individuals nominated;

(3)	the class and number of shares of First Security that are beneficially owned by all individuals nominated;

(4)	any other information relating to all individuals nominated that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 and the SEC’s rules and regulations thereunder and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of First Security are traded;

(5)	the name and record address of the nominating shareholder; and

(6)	the class and number of shares of First Security which are beneficially owned by the nominating shareholder.

Audit/Corporate Governance Committee.    Our Audit/Corporate Governance Committee is comprised of Ralph L. Kendall (Chairman), D. Ray Marler, and Carol H. Jackson, each of whom are independent directors under the independence standards of the Nasdaq Stock Market. The Board of Directors has determined that Mr. Kendall meets the criteria specified under applicable SEC regulations for an “audit committee financial expert.” In addition, the Board believes that all of the Audit/Corporate Governance Committee members have the financial knowledge, business experience and independent judgment necessary for service on the Audit/Corporate Governance Committee. The Audit/Corporate Governance Committee held four meetings during 2009.

The Audit/Corporate Governance Committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, overseeing the audit of our fiduciary activities and determining that all audits and examinations required by law are performed. Our Board of Directors has adopted a written charter for the Audit/Corporate Governance Committee, a copy of which is available on our website, www.FSGBank.com. Our Board of Directors annually reviews and approves changes to the Audit/Corporate Governance Committee charter. Under the charter, the committee has the authority and is empowered to:

•	appoint, approve compensation and oversee the work of the independent auditor;

•	resolve disagreements between management and the auditors regarding financial reporting;

•	pre-approve all auditing and appropriate non-auditing services performed by the independent auditor;

•	retain independent counsel and accountants to assist the committee;

•	seek information it requires from employees or external parties; and

•	meet with our officers, independent auditors or outside counsel as necessary.

The Audit/Corporate Governance Committee Report is found in Proposal Three: Ratification of Appointment of Independent Registered Accounting Firm.

Compensation Committee.    Our Compensation Committee is comprised D. Ray Marler (Chairman) and Ralph L. Kendall, each of whom are independent directors under the independence standards of the Nasdaq Stock Market. The Compensation Committee held two meetings during 2009. This committee has the authority to determine the compensation of our executive officers and employees and administers our benefit and incentive plans. This committee also has the power to interpret the provisions of our Long-Term Incentive Plans. Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on our website, www.FSGBank.com.

No member of the Compensation Committee is now or was during the last fiscal year an officer or employee of First Security or FSGBank. During 2009, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our Compensation Committee members served as an executive officer.

The Compensation Committee Report is found following the Compensation Discussion and Analysis in the “Executive Compensation” section of this Proxy Statement.

Risks Arising From Compensation Policies and Practices

During 2009, First Security’s Compensation Committee, with the assistance of First Security’s Chief Risk Officer, conducted a risk assessment of the company’s compensation policies and practices. A copy of the Compensation Committee’s findings can be found in the “Executive Compensation – Compensation Committee Report – TARP CPP Risk Analysis” starting on page 21 of this Proxy Statement. As further described in the report, the Compensation Committee concluded that First Security’s compensation policies and practices do not encourage unnecessary or excessive risks, promote a focus on short-term results rather than long-term value creation, or encourage the manipulation of reported earnings. Accordingly, First Security believes its compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Director Compensation

2009 Director Compensation Table

The following table shows the total fees paid to, or earned by, each of our non-employee directors for their service on the Board of Directors during 2009.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	($) (b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)
J.C. Harold Anders	52,000	—	7,285	—	—	—	59,285
Randall L. Gibson	36,000	—	7,285	—	—	—	43,285
Carol H. Jackson	42,000	—	7,285	—	—	—	49,285
Ralph L. Kendall	42,500	—	7,285	—	—	—	49,785
William B. Kilbride	51,250	—	7,285	—	—	—	58,535
D. Ray Marler	53,750	—	7,285	—	—	—	61,035

(1)	Represents the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in Note 14 of our consolidated financial statements. Under our 2002 Long-Term Incentive Plan, stock options were granted on June 3, 2009 and are subject to three-year service vesting. The June 3, 2009 options were granted at an exercise price of $3.88 per share. The following assumptions were used in the Black-Scholes methodology for the 2009 awards: expected volatility 36.3%, risk-free interest rate 3.16%, expected life 6.5 years and expected divided yield 1.03%. The resulting Black-Scholes grant value for the 2009 awards is $1.46 per share. The annual awards for each director listed was 5,000 options.

Cash Compensation

Annually, on or about the annual meeting date, each non-employee Director is paid a $19,500 retainer fee for the next year’s service up to the next annual meeting. The Audit/Corporate Governance, Asset Quality, Compensation, Compliance, Executive and Nominating Committees meet as needed and the Chairperson of each shall receive an additional annual retainer of $5,000, unless the Chairperson is an inside director. The Asset/Liability, Loan and Trust Committees also meet as needed and the Chairperson of each shall receive an additional annual retainer of $3,000, unless the Chairperson is an inside director. Fees are pro rated for Directors who are elected to the Board of Directors following the annual meeting of shareholders.

Each non-employee Director is paid a $1,000 fee for attending each Board meeting and a $500 fee for attending each Committee meeting. Non-employee Directors who attend Board meetings or Committee meetings are only eligible for the fees described above for meetings that are attended in person. Directors who participate in a Board or Committee meeting via teleconference will receive 50% of the standard meeting fee.

Equity Compensation

Non-employee Directors receive an annual grant of 5,000 stock options. Non-employee Directors who commence service on the Board at any time other than immediately following the annual shareholder meeting receive a Prorated Stock option grant based upon the number of months actually served. All stock options granted to non-employee Directors are subject to the terms of First Security’s 2002 Long-Term Incentive Plan, and are granted within 30 days of the commencement or renewal (if reelected) of service as a Director.

EXECUTIVE OFFICERS

Executive officers are appointed annually at the meetings of the respective Boards of Directors of First Security and FSGBank following the annual meetings of shareholders, to serve until the next annual meeting and until their successors or additional executive officers are chosen and qualified. The following table shows for each executive officer: (1) his or her name; (2) his or her age at December 31, 2009; (3) how long he or she has been an officer of First Security; (4) his or her position with First Security; and (5) his or her principal occupation and business experience for the past five years.

Name (Age)	Officer Since		Position with First Security and Business Experience
Rodger B. Holley (62)	1999		Chairman, President and Chief Executive Officer of First Security and FSGBank since April 2009; Chairman and Chief Executive Officer of First Security since February 1999 and FSGBank since 2000; President of First Security from February 1999 to May 2007 and FSGBank from 2000 to May 2007; and Director of Dalton Whitfield Bank (Dalton, GA), from September 1999 to September 2003 when it merged with FSGBank.

William L. Lusk, Jr. (41)	1999		Secretary of the Board, Executive Vice President and Chief Financial Officer of First Security since April 1999 and FSGBank since June 2000; Secretary, Executive Vice President and Chief Financial Officer of Dalton Whitfield Bank (Dalton, GA) from September 1999 to September 2003 when it merged with FSGBank; and Executive Vice President and Chief Financial Officer of First State Bank (Maynardville, TN) from July 2002 to September 2003 when it merged with FSGBank.

Denise M. Cobb (35)	2010	*	Executive Vice President and Chief Risk Officer of First Security and FSGBank since May 2010; Senior Vice President and Chief Risk Officer of First Security and FSGBank from May 2009 to May 2010; Vice President, Director of Internal Audit for First Security and FSGBank from October 2007 to May 2009; Vice President, Project Manager of First Security and FSGBank from August 2006 to October 2007; and Vice President, Corporate Controller and Principal Accounting Officer of First Security and FSGBank from February 2005 to August 2006.

Philip B. Beaudette (54)	2010	**	Executive Vice President and Chief Credit Officer of First Security and FSGBank since April 2010; Senior Vice President and Manager of Special Assets Department of United Community Banks, Inc. from January 2010 through April 2010; Senior Vice President and Group Manager for Commercial Real Estate Special Assets and Residential Construction Lending of SunTrust Bank from January 2008 to December 2009; and Senior Vice President and Regional Credit Manager of SunTrust Bank from December 2003 to December 2008.

*	Appointed to be an executive officer on February 24, 2010.
**	Appointed to be an executive officer, subject to standard regulatory non-objections, on April 28, 2010.

The recent elevation of Ms. Cobb’s Chief Risk Officer position to an executive officer level and the hiring of Mr. Beaudette as Chief Credit Officer has helped deepen First Security’s executive officer depth. In addition, First Security is seeking to hire an experienced lender to fill a new corporate-wide Senior Lender position and to fill the vacant Chief Operating Officer position.

Under the SEC disclosure rules, only certain executives with compensation of at least $100,000 in the prior year need to be disclosed in the Summary Compensation Table. The officers disclosed in the Summary Compensation Table are then referred to as the “Named Executive Officers.” We anticipate that Ms. Cobb and Mr. Beaudette will “Named Executive Officers” next year, based on the compensation they will receive during 2010. However, neither Ms. Cobb nor Mr. Beaudette are considered “Named Executive Officers” for 2010 as neither received more than $100,000 in annual compensation from First Security in 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes First Security’s compensation philosophy and policies for 2009 that applied to First Security’s Named Executive Officers: Rodger B. Holley; William L. Lusk, Jr.; and Lloyd L. Montgomery, III. It explains the structure and rationale associated with each material element of each Named Executive Officer’s total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following this discussion and analysis.

The following discussion and analysis contains statements regarding future performance targets and goals. These targets and goals are disclosed in the limited context of First Security’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. First Security specifically cautions investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

First Security’s Compensation Committee (the “Committee”), composed entirely of independent directors, sets and administers the policies that govern First Security’s executive compensation programs, and various incentive and equity award programs. The outcomes of all decisions made by the Committee relating to the compensation of the Named Executive Officers are shared with the full Board.

First Security seeks to target executive compensation at levels consistent with others in the banking industry. In general, for senior management positions of First Security, including the Named Executive Officers, First Security seeks to pay base salaries that target the market median and above of other banks of similar size and geographic location, and to pay, if appropriate, competitive bonuses and long-term incentives to motivate and retain our executives.

Troubled Asset Relief Program Capital Purchase Program

On January 9, 2009, First Security completed a transaction with the United States Treasury under the Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”). Under the TARP CPP, First Security sold 33,000 shares of its Series A Cumulative Perpetual Preferred Stock, which bears an initial dividend rate of 5% increasing to 9% after five years, to the Treasury in exchange for an investment of $33 million. In addition, the Treasury received a warrant for the purchase of 823,627 shares of First Security’s common stock.

In connection with First Security’s participation in the TARP CPP, First Security is required to comply with certain limitations regarding the compensation of its executive officers. In connection with First Security’s participation in the TARP CPP, each of our Named Executive Officers entered into a side letter agreement with First Security that set forth the executives’ acknowledgement and agreement that certain amounts otherwise payable to the executive under contractual arrangements are limited by the TARP CPP executive compensation limits, for so long as the Treasury holds an investment in First Security.

Settlement with Mr. Montgomery

On January 19, 2010, First Security settled a $2.3 million arbitration claim made in 2009 by Lloyd L. Montgomery, III, its former President and Chief Operating Officer, by agreeing to pay Mr. Montgomery $500 thousand pursuant to a settlement agreement. After vigorously defending against the claim since its filing, First Security determined that, given the expenses attendant to the conduct of the arbitration proceeding and related considerations, it was in First Security’s best interests to resolve the claim by agreement. Therefore, First Security negotiated a settlement agreement with Mr. Montgomery on its behalf and on behalf of FSGBank, N.A. through which the parties agreed to: (i) the payment described above; (ii) fully, finally and generally release all claims they had against one another; and (iii) dismiss the arbitration claim with prejudice. The settlement agreement also provides that Mr. Montgomery’s confidentiality and non-solicitation obligations under his employment agreement remained in effect.

Prior to the termination of his employment on April 15, 2009, Mr. Montgomery’s compensation was generally comparable to that our continuing Named Executive Officers. Accordingly we have not separately analyzed his compensation below unless a distinction is required. Prior to the termination of his employment, Mr. Montgomery’s base salary had remained unchanged since 2008, and no other modifications of his compensation were planned by First Security.

Compensation-Related Governance and Role of the Compensation Committee

Committee Charter and Members.    The Committee’s primary responsibilities are to: (1) determine the compensation payable to executive officers; (2) evaluate the performance of the Chief Executive Officer and the relationship between performance and First Security’s compensation policies for the Chief Executive Officer and other executive officers; (3) issue reports in accordance with SEC rules regarding compensation policies; and (4) approve and administer stock-based, profit-sharing and incentive compensation plans. The Charter of the Committee is available on our website, www.FSGBank.com, and in print upon request (submit request for copies of the Charter to First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402). As of December 31, 2009, the members of First Security’s Committee were J.C. Harold Anders (Chairman), Ralph L. Kendall, and D. Ray Marler, each of whom was “independent” within the meaning of the listing standards of the NASDAQ, was a “nonemployee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and was an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. With the resignation of Mr. Anders on March 25, 2010, the Committee was reduced to two members, D. Ray Marler (Chairman) and Ralph L. Kendall.

Interaction with Consultants.    Historically, the Committee has retained the services of nationally recognized consulting firms to assist First Security in benchmarking compensation for the Named Executive Officers. The most recent compensation study focusing on executive officers was conducted by Amalfi Consulting LLC in December 2008, who reported directly to the Committee. In light of economic circumstances, the restrictions on executive compensation related to First Security’s participation in the TARP CPP, and the Committee’s decision to continue to hold salaries at 2008 levels, the Committee decided not to hire a compensation consultant during 2009 or to date in 2010.

Role of Executives in Compensation Committee Deliberations.    The Committee frequently requests the Chief Executive Officer to be present at Committee meetings to discuss executive compensation and evaluate company and individual performance. Occasionally, other executives may attend a Committee meeting to provide pertinent financial, risk evaluation or legal information. Executives in attendance may provide their insights and suggestions, but only the independent Committee members may vote on decisions regarding changes in executive compensation.

The Chief Executive Officer does not provide the recommendations for changes in his own compensation. The Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made without the Chief Executive Officer present. The Committee initiates any changes in the Chief Executive Officer’s compensation based on periodic market reviews and recommendations from outside consultants. Relative to executives other than the Chief Executive Officer, the Committee uses the Chief Executive Officer’s proposals and, historically, input from a compensation consulting firm in making its decisions regarding compensation.

Compensation Committee Activity.    The Committee held two meetings during 2009. Activities included analyzing the TARP CPP executive compensation requirements, analyzing the risks associated with First Security’s compensation plans, and determining levels of salary, bonus and other levels of compensation for 2009 and 2010.

Compensation Framework

Summary of Pay Components.     First Security uses the pay components identified below to balance the various objectives identified by the Committee. First Security’s compensation framework encourages the achievement of strategic objectives and creation of shareholder value, recognizes and rewards individual initiative and achievements, maintains an appropriate balance between base salary and annual and long-term incentive opportunity, and allows First Security to compete for, retain, and motivate talented executives that are important to our success.

Salaries.    In light of the economic recession, company performance and the market value of the common stock, the Committee determined not to make any adjustment for 2010 to the annual base salary for the continuing Named Executive Officers from 2008 or 2009 levels as presented in the table below.

	Base Salaries
Name	2008 ($)	Percent Change	2009 ($)	Percent Change	2010 ($)
Rodger B. Holley	358,800	0.0%	358,800	0.0%	358,800
William L. Lusk, Jr.	185,100	0.0%	185,100	0.0%	185,100

The annual base salaries in 2010 for our newest executive officers are $210,000 for Mr. Beaudette and $137,500 for Ms. Cobb.

Annual Cash Bonuses.    First Security has historically used annual bonus payments to focus attention on current strategic priorities and to drive achievement of short-term corporate objectives. All officers and employees, excluding part-time employees and employees on a commission pay structure, are eligible to receive cash bonuses, at the discretion of the Committee. Generally, the Committee determines whether to pay annual cash bonuses to eligible employees at the end of each year, and has historically focused primarily on company-wide performance rather that the performance of specific individuals or units within First Security.

In establishing the size of the bonus payments, the Committee has historically considered the employees base salary as a factor, but not the sole determinant, in setting the bonus payment amount. Specifically, the Committee has established “threshold,” “target” and “maximum” levels of bonus for each of the Named Executive Officers, although the Committee retains complete discretion to determine what level of bonus payment, if any, is appropriate and to deviate from these levels. The “threshold” level of bonus is intended to provide generally the minimum level of bonus that the Committee believes would be appropriate in the event the Committee determines to pay a bonus. Although this level of performance is not quantifiable (as no specific targets or goals are established), this is best thought of as First Security achieving “mere satisfactory” performance in the eyes of the Committee.

The “target” level of bonus indicates the Committee’s intended level of bonus if the Committee determines that the Company and the Named Executive Officer, have achieved beyond expectations. In the eyes of the Committee, it is intended to reward the executive for going above and beyond in the achievement of strong results for First Security. The “maximum” level of bonus is intended to provide generally the maximum level of bonus that the Committee believes would be appropriate in the event that First Security “hits a home run.” This level is intended to be difficult to reach, but also indicates a clear maximum to the executives to discourage the executives from taking unnecessary risks. The Committee believes these prospective levels of bonus payments are consistent with First Security’s overall compensation philosophy presented earlier.

The table below shows the bonus award opportunities at threshold, target, and maximum levels for each continuing Named Executive Officer in 2010 as a percentage of salary, without taking into effect the limitations imposed by the TARP CPP discussed below, as well as the actual level of payouts in 2009.

	Bonus Opportunities
	2010 Levels			2009 Actual
Name	Threshold	Target	Maximum
Rodger B. Holley	20%	35%	55%	0%
William L. Lusk, Jr.	15%	25%	40%	0%

While the “threshold,” “target” and “maximum” levels of bonuses are established as quantitative measures based on each Named Executive Officer’s base salary, they do not constrain the Committee’s discretion in any manner. However, as discussed below, the “target” level of bonus is considered in calculating the amount owed under the Named Executive Officer’s employment agreements in the event of either: (a) a termination for good reason by the executive or without cause by First Security; or (b) a change in control of First Security.

In 2009, in light of the economic recession, company performance and the market value of the common stock, the Committee did not approve any bonus payments.

For 2010, the Committee intends to continue to look at a broad range of factors in determining whether to approve bonus payments, including asset quality, capital ratios, core deposit levels, efficiency ratio, earnings per diluted share, liquidity and net interest margin. In addition, the Committee retains the complete discretion to review economic, market and competitive factors during the year, and, based on such review, to make adjustments to factors considered. No specific goals, targets or objectives have been set by the Committee or communicated to employees.

Because of the anticipated continuing impact of the economic recession on 2010 results, the Committee currently believes it is unlikely that any bonus payments will be made for 2010. In addition, under the TARP CPP executive compensation limits, First Security is prohibited from paying or accruing any bonuses to the five most highly compensated employees, for so long as the Treasury holds an investment in First Security. These regulations significantly limit First Security’s ability to pay bonuses to the Named Executive Officers.

Long-Term Incentives.    First Security has historically used long-term incentives to encourage its Named Executive Officers to focus on critical long-range objectives, to foster retention and to align the Named Executive Officers’ interests with the long-term interests of our other shareholders. The 2002 Long-Term Incentive Plan authorizes the granting of stock options (incentive stock options or non-qualified stock options), stock appreciation rights, and restricted stock.

Under the TARP CPP executive compensation limits, First Security is prohibited from paying or accruing any long-term incentive compensation, except for certain restricted stock awards, to the five most highly compensated employees, for so long as the Treasury holds an investment in First Security. First Security may provide incentive compensation in the form of restricted stock awards, so long as the value of the stock does not exceed one-third of the Named Executive Officer’s total amount of annual compensation, the stock does not fully vest until Treasury no longer holds an investment in First Security, and any other conditions which the Treasury may specify have been satisfied.

In 2009, in light of the economic recession, company performance and the market value of the common stock, the Committee did not approve any new long-term incentives to the Named Executive Officers.

For 2010, the Committee intends to continue to look at a broad range of factors in determining whether to grant new long-term incentives. Because of the anticipated continuing impact of the economic recession on 2010 results, the Committee does not expect to approve any new long-term incentives for the Named Executive Officers.

401(k) and Employee Stock Ownership Plan.    First Security sponsors the First Security Group 401(k) and Employee Stock Ownership Plan pursuant to which First Security makes matching contributions. The purpose of the plan is to provide participating employees with an opportunity to obtain beneficial interests in the stock of First Security and to accumulate capital for their future economic security. Our Plan owns shares of First Security common stock and allocates the shares for the company-matching element of the 401(k). We may use the shares for ESOP profit sharing opportunities, but have not done so to date.

In 2009, First Security’s Plan satisfied the safe harbor rules provided in Code Section 401(k)(12) and Code Section 401(m)(11). In 2009, First Security made matching contributions of at least 100% of each participant’s

401(k) contributions up to six percent (6%) of compensation. In 2010, First Security intends to reduce the level of matching contributions to one percent (1%), effective July 1, 2010. The Plan provides for 100% vesting of all accounts.

Executive Retirement Benefits.    In 2005, First Security entered into salary continuation agreements with each of the Named Executive Officers. The salary continuation agreements are intended to provide the officers with a fixed annual benefit for 15 years subsequent to retirement on or after the normal retirement age of 65. The salary continuation agreements help support the objective of maintaining a stable, committed, and qualified team of key executives through the inclusion of retention and non-competition provisions.

In connection with First Security’s participation in the TARP CPP, each of our Named Executive Officers have also entered into a separate letter agreement with First Security that sets forth the executives’ acknowledgement and agreement that certain amounts otherwise payable to the executive under the salary continuation agreements may be limited during the period that the Treasury holds an investment in First Security under the TARP CPP. First Security is prohibited, for so long as the Treasury holds an investment in First Security, from making any payment to a Named Executive Officer upon departure from First Security for any reason, except for payments for services performed or benefits accrued.

First Security entered into a salary continuation agreement with Mr. Holley on December 21, 2005, pursuant to which Mr. Holley is entitled to certain nonqualified retirement benefits. Mr. Holley’s salary continuation agreement provides that Mr. Holley will be entitled to monthly benefits for 15 years upon his retirement after reaching normal retirement age (65). The amount of the monthly benefit will be based on a percentage of Mr. Holley’s final annual base salary or his average base salary for the three years prior to reaching normal retirement age, whichever is greater. The initial percentage of base salary payable to Mr. Holley is 60%, increasing 4% annually to a maximum of 80%. In the event Mr. Holley voluntarily resigns without good reason (as defined in the salary continuation agreement), he would be entitled to the vested percentage of the benefits actually accrued under his salary continuation agreement. The benefits vest in five equal annual increments beginning on June 1, 2006. In the event of a change in control, involuntary termination without cause, or resignation for good reason (each as defined in the salary continuation agreement), Mr. Holley would be entitled to the projected maximum benefit under his salary continuation agreement, based on his maximum percentage benefit and his expected annual salary upon reaching his normal retirement age. In the event of a termination due to disability, Mr. Holley would be entitled to 100% of the benefits accrued under the salary continuation agreement. Any such benefits are payable for 15 years, in twelve equal monthly installments, commencing on the first day of the month following his termination of employment or, if later, upon reaching normal retirement age. In the event Mr. Holley dies while benefits are still payable, his designated beneficiary would be entitled to all benefit payments at the same time and in the same manner as they would have been paid to Mr. Holley. In the event Mr. Holley is terminated for cause (as defined in the salary continuation agreement), Mr. Holley would not be entitled to any benefits under his salary continuation agreement. In the event Mr. Holley dies while in active service, his designated beneficiary would be entitled to the projected maximum benefit under the salary continuation agreement. Such benefit is payable for 15 years, in twelve equal monthly installments, commencing on the first day of the month following Mr. Holley’s death. First Security purchased bank-owned life insurance policies, which may be used as a source for the payment of benefits.

First Security entered into a salary continuation agreement with Mr. Lusk on December 21, 2005. The terms of Mr. Lusk’s salary continuation agreement are generally the same as those in Mr. Holley’s agreement, except the percentage of base salary (or, if applicable, average base salary) payable to Mr. Lusk is 20%, increasing 1% annually to a maximum of 40%.

First Security entered into a salary continuation agreement with Mr. Montgomery on December 21, 2005. The terms of Mr. Montgomery’s salary continuation agreement were generally the same as those in Mr. Holley’s agreement, except the percentage of base salary (or, if applicable, average base salary) payable to

Mr. Montgomery was 30%, increasing 2% annually to a maximum of 50%. Pursuant to the termination of his employment on April 15, 2009 and the terms of the January 19, 2010 settlement agreement, Mr. Montgomery is not entitled to any benefits under his salary continuation agreement.

Other Compensation.    The Named Executive Officers participate in First Security’s broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs.

For each of the Named Executive Officers, First Security also provides certain perquisites that the Committee believes are commensurate with the services provided by that Named Executive Officer to First Security. The perquisites provided by First Security to one or more of its Named Executive Officers include: business and personal use of a company car for transportation for the executive, his or her customers, employees and directors; social and civic club dues for networking and entertaining; and business and personal use of a cell phone for accessibility to the executive.

As reflected in the Summary Compensation Table, First Security paid $719,879 in 2009 for the settlement of arbitration and for legal fees, consulting fees and other related expenses incurred by Mr. Montgomery. Pursuant to Mr. Montgomery’s employment agreement with First Security, First Security was obligated to pay for Mr. Montgomery’s expenses in his efforts to enforce payment, benefit or right provided in said agreement. Given the expenses attendant to the conduct of the arbitration proceeding and related considerations, the Board of First Security determined it was in the best interests of First Security to resolve Mr. Montgomery’s claim on January 19, 2010 pursuant to the terms of the settlement agreement.

Review of Prior Amounts Granted and Realized

Our goal is to motivate and reward executives to enhance franchise value and to align interests with the long-term interests of the shareholders. The Committee does not currently consider prior stock compensation gains as a factor in determining salary or bonuses, but does consider the impact of existing long-term incentives when analyzing whether further grants are appropriate.

Adjustment or Recovery of Awards

First Security has entered into letter agreements with each of the Named Executive Officers providing that any bonus or incentive compensation paid to the Named Executive Officer, for so long as the Treasury holds an investment in First Security, is subject to recovery or “clawback” by First Security if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

In addition, under Section 304 of the Sarbanes-Oxley Act, if First Security is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse First Security for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of First Security common stock during those 12 months.

Timing of Equity Grants

First Security does not have a formal written policy guiding the timing of equity grants. All equity grants were made after formal Committee approval. First Security has reviewed its equity grant practices and has confirmed that all past equity grants have been consistent with SEC guidelines.

Employment Agreements

In 2003, First Security entered into separate employment agreements with each of the Named Executive Officers, and the material terms of those agreements are described below. In connection with First Security’s participation in the TARP CPP, each of our Named Executive Officers have also entered into a separate letter agreement with First Security that sets forth the executives’ acknowledgement and agreement that certain amounts otherwise payable to the executive under the employment agreements described below may be limited during the period that the Treasury holds an investment in First Security under the TARP CPP. First Security is prohibited, for so long as the Treasury holds an investment in First Security, from any payment to a Named Executive Officer upon departure from First Security for any reason, except for payments for services performed or benefits accrued.

First Security entered into a three-year employment agreement with Rodger B. Holley on May 16, 2003 regarding Mr. Holley’s employment. At the end of each year of the agreement, it renews for an additional year, unless either of the parties to the agreement gives notice of his or its intent not to renew the agreement at least 90 days prior to the renewal date. To date, neither First Security nor Mr. Holley have provided such notice; as a result, the term of Mr. Holley’s agreement will extend until at least May 16, 2011. Under the terms of the agreement, First Security provides Mr. Holley with health and life insurance, membership fees to social and civic clubs and an automobile for business and personal use. If First Security terminates Mr. Holley’s employment without cause or Mr. Holley terminates his employment for good reason, Mr. Holley will be entitled to a Lump Sum Payment, a Pro Rata Incentive Payment and continuation of medical benefits for twelve months. The Lump Sum Payment is an amount equal to the sum of his current base salary plus the greater of (1) the highest of his last three years’ incentive payments or (2) his target annual bonus. The Pro Rata Incentive Payment is an amount equal to the pro rata portion of the target annual bonus based on the number of days that have passed in the employment year before Mr. Holley’s termination.

Upon a change in control of First Security, Mr. Holley will be entitled to three times the Lump Sum Payment, payment of a Pro Rata Incentive Payment, and continuation of medical benefits for twelve months. If First Security cannot continue the medical benefits to which Mr. Holley is entitled under the agreement because Mr. Holley is no longer employed, First Security will pay Mr. Holley the amount it would have paid for such benefits over the 12-month period. The agreement also generally provides that Mr. Holley will not compete with First Security in the banking business nor solicit First Security’s customers or employees for a period of 12 months following termination of his employment. The noncompetition and nonsolicitation provisions of the agreement apply if Mr. Holley terminates his employment without cause, for good reason or in connection with a change in control, or if First Security terminates his employment with or without cause.

First Security entered into a three-year employment agreement with William L. Lusk, Jr. on May 16, 2003 regarding Mr. Lusk’s employment. With the exception of the initial base salary, the terms of Mr. Lusk’s employment agreement are the same as those in Mr. Holley’s agreement. Neither First Security nor Mr. Lusk have provided notice of non-renewal of the agreement.

First Security entered into a three-year employment agreement with Monty L. Montgomery on May 16, 2003 regarding Mr. Montgomery’s employment. With the exception of the initial base salary, the terms of Mr. Montgomery’s employment agreement were the same as those in Mr. Holley’s agreement. Pursuant to the termination of his employment on April 15, 2009 and the terms of the January 19, 2010 settlement agreement, Mr. Montgomery is not entitled to any further benefits under his employment agreement.

Tax and Accounting Considerations

First Security takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules, First Security must expense the grant-date fair value of share-based grants such as restricted stock and stock options. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m)(1) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and the three most highly compensated executive officers

(other than the chief executive officer and the chief financial officer) of a corporation in a taxable year, except to the extent that the compensation constitutes “qualified performance-based compensation.” Payments under the 2002 Long-Term Incentive Plan are designed to constitute “qualified performance-based compensation.”

Section 162(m)(5) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $500,000 paid to the chief executive officer, the chief financial officer and the three most highly compensated officers (other than the chief executive officer and the chief financial officer), for so long as the Treasury retains an investment in First Security.

All of the compensation First Security paid in 2009 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of First Security.

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on an executive if the executive’s total benefit upon a change in control of First Security equals or exceeds three times the executive’s five-year average taxable compensation. If the 20% excise tax is triggered, it is imposed on all change in control benefits exceeding the executive’s five-year average taxable compensation. Additionally, under Section 280G of the Internal Revenue Code, the employer forfeits the compensation deduction related to such payments. Under the terms of the salary continuation agreements, each of the Named Executive Officers is entitled, if applicable, to a tax gross-up to cover estimated excess taxes and any additional income taxes attributable to the payment of the tax gross-up. The Committee believes that providing the tax gross-up benefit properly provides the executives the full benefit of the promises contained in the salary continuation agreements, so that the compensation received by the executives after their payment of taxes equals their benefits had no excise taxes been imposed. The Committee believes any increase in non-deductible compensation will not materially adversely affect First Security.

Conclusion

First Security believes its compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size. The program is designed to reward managers for strong personal, company, and share-value performance. The Committee monitors the various guidelines that make up the program and reserves the right to adjust them as necessary to continue to meet First Security and shareholder objectives.

Compensation Committee Report

Compensation Discussion and Analysis

In performing its oversight role, the Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in First Security’s Annual Report on Form 10-K and proxy statement.

TARP CPP Risk Review

As required by the TARP CPP executive compensation regulations, the Committee met in December 2009 with First Security’s Chief Risk Officer to review First Security’s compensations plans to determine whether the plans encourage excessive risks or the manipulation of earnings. The review focused on both incentive plans in which our continuing Named Executive Officers participate, and all other compensation plans, including those in which the Named Executive Officers do not participate.

For a comprehensive summary of the compensation plans of each Named Executive Officer refer to the descriptions in “Compensation Discussion and Analysis” above. Unless otherwise noted, all full-time employees are eligible to participate in each of the compensation programs discussed.

Base Salary.    The Committee has reviewed the base salaries of each of the Named Executive Officers and believes that the base salary compensation component is competitive and set at a level consistent with peers. Accordingly, the Committee believes that First Security’s base salary levels do not encourage any risk taking. In prior years, the Committee has engaged outside consultants to review total compensation levels for the Named Executive Officers. This review included evaluating the executive’s compensation (base salary, annual cash incentives, equity compensation, and all other forms of compensation) as compared to peer group information, which included banks of similar size, geographic location and performance.

This review was last conducted in fiscal 2008. In light of the economic recession, company performance and the market value of our common stock, the Committee elected not to provide merit increases to the Named Executive Officers for 2009 or 2010. Merit increases for all other employees for 2009 were 2% on an annualized basis, unless alternative modifications were deemed appropriate due to changes in job responsibilities. Accordingly, the Committee believes First Security’s base salary program does not encourage unnecessary or excessive risks, promote a focus on short-term results rather than long-term value creation, or encourage the manipulation of reported earnings.

Annual Cash Bonuses.    First Security has historically paid annual cash bonuses to its officers and employees, excluding part-time employees and employees on a commission pay structure. These bonuses are designed to focus attention on current strategic priorities and to drive achievement of short-term corporate objectives. Generally, the Committee determines whether to pay annual cash bonuses to eligible employees at the end of each year, and has historically focused primarily on company-wide performance rather than the performance of specific individuals or units within First Security. In establishing the size of the bonus payments, the Committee has historically considered the employee’s base salary as a factor, but not the sole determinant in setting the bonus payment amount. While the Committee has established “threshold,” “target” and “maximum” levels of bonus for employees, the Committee retains complete discretion to determine what level of bonus payment, if any, is appropriate and to deviate from these levels.

Given the impact of the economic recession on First Security’s financial results, and the market value of First Security’s common stock, the Committee has not approved any bonus payments since 2008. For 2010, the Committee intends to continue to look at a broad range of factors in determining whether to approve cash bonus payments, but no specific goals, targets or objectives have been set by the Committee or communicated to employees. Because of the anticipated continuing impact of the economic recession on 2010 results, the Committee currently believes it is unlikely that any bonus payments will be made for 2010. In addition, under the TARP CPP requirements, First Security is prohibited from paying or accruing any bonuses to its five most highly compensated employees. As a result of these factors, the Committee believes First Security’s annual cash bonuses do not encourage unnecessary or excessive risks, promote a focus on short-term results rather than long-term value creation, or encourage the manipulation of reported earnings.

Long-Term Incentive Plan.     First Security’s 2002 Long-Term Incentive Plan authorizes the granting of stock options, stock appreciation rights, and restricted stock to our Named Executive Officers and certain eligible employees. First Security has historically primarily awarded stock options to its Named Executive Officers, senior lenders, senior managers, and other key personnel. The awards have generally been subject to a three year service vesting period. Additionally, for Named Executive Officers, First Security has historically granted restricted stock awards, which were also subject to a three year service vesting period.

In light of the economic recession, company performance, and the market value of the common stock, the Committee has not granted any equity awards since February 2008 (which, in turn, were based on 2007 performance) to the Named Executive Officers or continuing employees. In some instances, newly hired employees may be granted equity awards as part of their overall compensation package.

The primary risk associated with the Long-Term Incentive Plan is that awards will inappropriately incent risk taking since the value of the award is tied to the Company’s future performance. However, this risk is mitigated by the following: (1) equity awards are granted at market value on the date of grant, (2) the vesting schedule is based on service over a three year period, and (3) incorporation of appropriate clawback provisions. As a result of these factors, the Committee believes First Security’s Long-Term Incentive Plan does not encourage unnecessary or excessive risks, promote a focus on short-term results rather than long-term value creation, or encourage the manipulation of reported earnings.

Executive Retirement Benefits.    First Security’s current Named Executive Officers have salary continuation agreements, entered into in 2005, which provide the executives with a fixed annual benefit for 15 years subsequent to retirement on or after retirement age. The annual benefit is based on a percentage of their individual average salaries. First Security purchased bank-owned life insurance policies, which may be used as a source for the payment of benefits. Given the annual benefit is fixed and is not directly tied to company or individual performance, the Committee believes the salary continuation agreements do not encourage unnecessary or excessive risks, promote a focus on short-term results rather than long-term value creation, or encourage the manipulation of reported earnings.

Other Compensation.    The Named Executive Officers and other eligible employees can participate in First Security’s 401(k) and Employee Stock Ownership Plan and other broad-based employee benefit plans, such as medical, dental, disability, and term life insurance programs. Other forms of compensation include perquisites such as business and personal use of a company car, social and civic club dues, and business and personal use of a cell phone. The Committee believes that these benefits and perquisites do not encourage unnecessary or excessive risks, promote a focus on short-term results rather than long-term value creation, or encourage the manipulation of reported earnings.

Mortgage Department Individual Lender Commission Plan.    First Security has a commission based compensation program for its mortgage lenders. As part of its review of First Security’s compensation plans, the Committee specifically reviewed this commission based program to identify potential risks and ensure the plan does not encourage unnecessary or excessive risks, promote a focus on short-term results rather than long-term value creation, or encourage the manipulation of reported earnings.

As with the types of commission compensation programs generally permitted under the TARP CPP executive compensation requirements, under First Security’s commission compensation program, a substantial portion of the services provided by employees eligible to participate consists of the direct sale of a product or service to an unrelated customer, these sales occur frequently and in the ordinary course of business. Nevertheless, the Committee reviewed the mortgage department’s commission plan to identify risks that may impact First Security. In reviewing the program, the Committee considered that First Security has not originated any subprime loans and that substantially all of the loans that are originated by First Security are sold in the secondary market, rather than being held on the books of First Security.

First Security’s mortgage department lenders are paid on a commission basis based on volume. The earning opportunity is not capped; however, the Committee believes the program is consistent with other institutions of similar size and is necessary in order to attract and retain qualified mortgage lenders. While mortgage fraud is a potential area of risk, the Committee believes the risk to First Security is minimal due to the Company’s checks and balances and the fact that underwriting of First Security’s loans is primarily outsourced to third parties. The Committee also reviewed the risks that the secondary market could stop purchasing First Security’s loans or that the Company may have to repurchase a loan. Again, the Committee felt that these risks were remote in general, and mitigated by First Security’s outsourcing of the mortgage underwriting in the majority of cases. In those instances where First Security underwrites loans in-house, First Security does so to third party investor standards and has implemented appropriate quality control checks. Accordingly, the Committee believes that if some loans end up in First Security’s portfolio due to not selling on the secondary market, the loans will not necessarily be any more risky than the other loans originated by First Security. Given these instances are minimal; First Security will evaluate each occurrence on an individual basis to determine if recovery of commission paid to the mortgage lender was appropriate.

Based on the aforementioned, the Committee believes that the Mortgage Department Individual Lender Commission Plan does not encourage unnecessary or excessive risks, promote a focus on short-term results rather than long-term value creation, or encourage the manipulation of reported earnings.

Conclusions of Risk Review

Based on the reviews discussed above, the Committee certifies that:

(1)	The Committee has reviewed with First Security’s Chief Risk Officer the compensation plans of the Named Executive Officers and the Committee has made all reasonable efforts to ensure that these plans do not encourage the executives to take unnecessary and excessive risks that threaten the value of First Security;

(2)	The Committee has reviewed with First Security’s Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to First Security; and

(3)	The Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of First Security to enhance the compensation of any employee.

Submitted by the Compensation Committee of First Security’s Board of Directors.

D. Ray Marler, Chairman

Ralph L. Kendall

Summary Compensation Table

The following table provides certain summary information concerning the annual and long-term compensation paid or accrued by First Security and its subsidiaries to or on behalf of First Security’s Chief Executive Officer, Chief Financial Officer and any other executive officers who earned over $100,000 in 2009. In addition, Mr. Lloyd L. Montgomery, III, First Security’s former President and Chief Operating Officer is included as required under SEC regulations because he would had been included as a highly compensated executive officer if he had remained an executive officer of First Security as of December 31, 2009. First Security did not have any other executive officers whose total annual compensation for 2009 exceeded $100,000. Collectively, the individuals named below are First Security’s Named Executive Officers for 2010.

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus (2) ($) (d)	Stock Awards (3) ($) (e)	Option Awards (4) ($) (f)	Non-Equity Incentive Plan Compensation (5) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6) ($) (h)	All Other Compensation (7) ($) (i)	Total ($) (j)
Rodger B. Holley,	2009	358,800	—	—	—	—	434,285	37,545	830,630
Chairman, CEO & President	2008	358,800	—	11,350	11,314	—	368,529	37,634	787,627
	2007	340,000	68,000	—	—	—	310,364	26,886	745,250

William L. Lusk, Jr.,	2009	185,100	—	—	—	—	6,420	25,881	217,401
Secretary, CFO & EVP	2008	185,100	—	4,540	4,582	—	5,726	28,994	228,942
	2007	183,750	27,563	—	—	—	5,271	30,680	247,264

Lloyd L. Montgomery, III,	2009	71,655	—	—	—	—	(132,698)	724,628	663,585
former COO & President	2008	233,000	—	7,264	7,200	—	44,936	27,667	320,067
	2007	216,300	54,075	—	—	—	39,007	24,060	333,442

(1)	Represents base salary.
(2)	Represents discretionary bonus awards.
(3)	Represents the grant date fair value of the restricted stock awards computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in Note 14 of our consolidated financial statements. Under our 2002 Long-Term Incentive Plan, stock awards were granted on February 27, 2008 (based on First Security's performance in 2007) and are subject to three-year service vesting. The 2008 share awards were granted at fair values of $9.08 per share. Awards for the Named Executive Officers were as follows: Mr. Holley-1,250 shares, Mr. Lusk-500 shares and Mr. Montgomery-800 shares.
(4)	Represents the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718, using the methods and assumptions described in Note 14 of our consolidated financial statements. Under our 2002 Long-Term Incentive Plan, stock options were granted on February 27, 2008 and are subject to three-year service vesting. The 2008 options were granted at an exercise price of $9.08 per share. The following assumptions were used in the Black-Scholes methodology for the 2008 awards: expected volatility 20.7%, risk-free interest rate 3.33%, expected life 6.5 years and expected divided yield 2.20%. The resulting Black-Scholes grant value for the 2008 awards is $1.87 per share. Awards for the Named Executive Officers were as follows: Mr. Holley-6,050 options, Mr. Lusk-2,450 options and Mr. Montgomery-3,850 options.
(5)	First Security does not issue Non-Equity Incentive Plan Awards as defined by the SEC.
(6)	Represents the aggregate change in the actuarial present value of the salary continuation agreements with the Named Executive Officers, as described in the “Compensation Discussion and Analysis” section of this Proxy Statement. First Security does not provide the Named Executive Officers with nonqualified deferred compensation opportunities.
(7)	Represents all other forms of compensation, including the First Security's 401(k) match and perquisites provided to the Named Executive Officers (consisting of business and personal use of a company car for transportation for the executive, his customers, employees and directors; social and civic club dues for networking and entertaining; and business and personal use of a cell phone for accessibility to the executive). First Security provided 401(k) matches in 2009 as follows: Holley-$14,700, Lusk-$11,106 and Montgomery-$4,299. Pursuant to Mr. Montgomery’s employment agreement, First Security accrued or paid $719,879 in 2009 for the settlement of arbitration and for legal fees, consulting fees and other related expenses incurred by Mr. Montgomery in seeking to enforce payment, benefit or right provided in said agreement.

The following supplemental table shows the amount of compensation reported for federal tax purposes for each of our continuing Named Executive Officers for each of the last three years. These amounts reflect the amounts reported for each individual in Box 1 of Form W-2 for each reporting year. We are providing this supplemental table to highlight the difference between compensation reported under the SEC rules and compensation amounts realized and reported as taxable income.

The amounts reported in Box 1 of the Form W-2 for each executive includes, among other items: (1) total cash wages and bonuses paid to the Named Executive Officers for the taxable year, less amounts deferred under tax-qualified 401(k) plans; (2) the value of Company-paid life insurance in excess of $50,000 and any taxable pension accruals provided to the named executive officers; (3) the value of any restricted stock awards that became vested during the taxable year; and (4) the gain recognized upon the exercise of any stock option awards exercised during the taxable year.

	Taxable Compensation
Name	2007 W-2 Box 1 ($)	Percent Change	2008 W-2 Box 1 ($)	Percent Change	2009 W-2 Box 1 ($)
Rodger B. Holley	436,160	-6.4%	408,187	-16.4%	341,269
William L. Lusk, Jr.	219,182	-9.1%	199,146	-18.1%	163,080

The following supplemental table shows the amount of cash compensation for each of our continuing Named Executive Officer for each of the last three years. These amounts reflect the amounts received in cash by our executives, including salary and cash bonuses earned, if any. We are providing this supplemental table to highlight the difference between compensation reported under the SEC rules and the cash compensation received by our executives.

	Cash Compensation
Name	2007 Cash Compensation ($)	Percent Change	2008 Cash Compensation ($)	Percent Change	2009 Cash Compensation ($)
Rodger B. Holley	408,000	-12.1%	358,800	0%	358,800
William L. Lusk, Jr.	211,313	-12.4%	185,100	0%	185,100

Plan-Based Awards

First Security did not grant any non-equity incentive plan, equity incentive plan, restricted stock, or stock option awards to the Named Executive Officers in 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table sets forth information concerning outstanding awards previously granted to the Named Executive Officers that were held by the Named Executive Officers at December 31, 2009.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Rodger B. Holley	116,064	—		—	5.34	2/1/2011
	57,600	—		—	6.94	4/22/2013
	18,000	—		—	8.33	1/28/2014
	17,500	—		—	9.50	12/21/2015
	17,500	—		—	11.35	12/27/2016
	1,996	4,054	(2)	—	9.08	2/27/2018
							838	(3)	1,994

William L. Lusk, Jr.	59,904	—		—	5.34	2/1/2011
	21,600	—		—	6.94	4/22/2013
	9,000	—		—	8.33	1/28/2014
	7,500	—		—	9.50	12/21/2015
	7,500	—		—	11.35	12/27/2016
	808	1,642	(4)	—	9.08	2/27/2018
							335	(5)	797

Lloyd L. Montgomery, III							—		—

(1)	Based on the closing price of First Security’s common stock (NASDAQ: FSGI) on December 31, 2009 (i.e. $2.38 per share).
(2)	Vesting schedule for unexercisable options: 1,996.5 option shares on 2/27/2010 and 2,057 option shares on 2/27/2011.
(3)	Vesting schedule for stock: 412.5 shares on 2/27/2010 and 425 shares on 2/27/2011.
(4)	Vesting schedule for unexercisable options: 808.5 option shares on 2/27/2010 and 833 option shares on 2/27/2011.
(5)	Vesting schedule for stock: 165 shares on 2/27/2010 and 170 shares on 2/27/2011.

2009 Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of awards held by the Named Executive Officers during the fiscal year ended December 31, 2009.

	Option Awards (1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting (2) ($) (e)
Rodger B. Holley	—	—	2,282	(3)	6,117
William L. Lusk, Jr.	—	—	1,015	(4)	2,703
Lloyd L. Montgomery, III	—	—	264	(5)	924

(1)	The Named Executive Officers did not exercise any stock options during the fiscal year ended December 31, 2009.
(2)	Based on the closing price of First Security’s common stock (NASDAQ: FSGI) on the vesting dates: February 27, 2009 (i.e. $3.50 per share) and December 27, 2009 (i.e. $2.50 per share).

(3)	33% of the 1,250 share stock award dated February 27, 2008 vested at the end of the first year. 34% of the 5,500 share stock award dated December 27, 2006 vested at the end of the second year.
(4)	33% of the 500 share stock award dated February 27, 2008 vested at the end of the first year. 34% of the 2,500 share stock award dated December 27, 2006 vested at the end of the second year.
(5)	33% of the 800 share stock award dated February 27, 2008 vested at the end of the first year.

2009 Pension Benefits

The following table sets forth information concerning the present value of accumulated benefits under the salary continuation agreements with each Named Executive Officer at December 31, 2009.

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Rodger B. Holley	Salary Continuation Agreement	4.6	1,491,241	—
William L. Lusk, Jr.	Salary Continuation Agreement	4.6	24,176	—
Lloyd L. Montgomery, III		—	—	—

(1)	First Security entered into salary continuation agreements with each of the Named Executive Officers, effective June 1, 2005. The salary continuation agreements are described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Non-Qualified Deferred Compensation

In 2009, the Named Executive Officers did not participate in any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments upon Termination or Change in Control

On January 19, 2010, First Security settled a $2.3 million arbitration claim made in 2009 by Lloyd L. Montgomery, III, its former President and Chief Operating Officer, by agreeing to pay Mr. Montgomery $500 thousand pursuant to a settlement agreement. After vigorously defending against the claim since its filing, First Security determined that, given the expenses attendant to the conduct of the arbitration proceeding and related considerations, it was in First Security’s best interests to resolve the claim by agreement. Therefore, First Security negotiated a settlement agreement with Mr. Montgomery on its behalf and on behalf of FSGBank, N.A. through which the parties agreed to: (i) the payment described above; (ii) fully, finally and generally release all claims they had against one another; and (iii) dismiss the arbitration claim with prejudice. The settlement agreement also provides that Mr. Montgomery’s confidentiality and non-solicitation obligations under his employment agreement remained in effect.

The discussion and tables below reflect the amount of compensation payable to each of the other Named Executive Officers of First Security in the event of termination of such Named Executive Officer’s employment or upon a Change in Control of First Security. The values shown in the table below assume a termination or change in control date of December 31, 2009. The amounts do not include compensation and benefits that are provided to First Security’s general employees. We present the total amount of benefit under a voluntary termination, with incremental amounts above this level for terminations under the other scenarios or under a change in control. Additionally, the values provided in the table are estimates and would need to be verified and re-calculated if an actual termination or change in control occurred.

Compensation and/or Benefits Payable Upon Termination or Change in Control	Voluntary Termination by Employee w/out Good Reason ($)	Termination by Employee for Good Reason or by Company w/o Cause ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Change in Control ($)
Rodger B. Holley
Lump Sum Cash Payment	—	513,800	—	—	1,541,400
Bonus Payment	—	125,580	—	—	125,580
Unvested Stock Options (1)	—	—	—	—	—
Unvested Restricted Stock (2)	—	—	1,993	1,993	1,993
Salary Continuation Agreement (3)	1,405,817	1,644,356	351,457	2,249,838	1,644,356
Medical Insurance (4)	—	9,431	—	—	9,431
Tax Gross-up	—	—	—	—	784,750
Reduction Due to TARP CPP Limits (5)	—	(2,293,167)	(353,450)	(2,251,831)	(4,107,510)

William L. Lusk, Jr.
Lump Sum Cash Payment	—	231,375	—	—	694,125
Bonus Payment	—	46,275	—	—	46,275
Unvested Stock Options (1)	—	—	—	—	—
Unvested Restricted Stock (2)	—	—	797	797	797
Salary Continuation Agreement (3)	33,647	570,496	8,413	2,115,108	570,496
Medical Insurance (4)	—	9,431	—	—	9,431
Tax Gross-up	—	—	—	—	512,390
Reduction Due to TARP CPP Limits (5)	—	(857,577)	(9,210)	(2,115,905)	(1,833,514)

(1)	Unvested stock options awarded under the 2002 Long-Term Incentive Plan accelerate due to disability, death, or under a change in control. As of December 31, 2009 all unvested option strike prices exceeded the closing stock price of $2.38, therefore there is no intrinsic value on the unvested options.
(2)	All shares of unvested restricted stock awarded under the 2002 Long-Term Incentive Plan accelerate due to disability, death, or a change in control. The value presented is the intrinsic value as of December 31, 2009 based upon the closing share price of $2.38.
(3)	Values presented reflect the present value of the benefit as of December 31, 2009. Present values were determined using 120% of the Applicable Federal Rates (AFR) for December 2009 (Short-term AFR = 0.83%; Mid-term AFR = 3.14%; and Long-term AFR = 4.96%) compounded semi-annually. Rates were applied based on the period of time before plan payouts are scheduled to begin. Under all termination events, payments under the plan would be made in monthly installments for 15 years commencing on the first day of the month following normal retirement age (65). Death benefits would commence the first of the month after the death of the Named Executive Officer.
(4)	Upon a change in control, medical benefit continuation will only be provided if there is a termination by First Security without cause or if each of the Named Executive Officers terminates his employment for “Good Reason” within twelve (12) months following the change in control.
(5)	Under the TARP CPP, each of the Named Executive Officers can only receive post termination payouts that were already vested or “earned”, which are summarized in the voluntary termination column. The additional post-termination payouts summarized in this table are contingent upon a change in control or separation from service and will not be allowed as long as First Security is participating in the TARP CPP.

First Security has entered into separate employment agreements and separate salary continuation agreements with each of the Named Executive Officers. In light of First Security’s participation in the TARP CPP in 2009, each Named Executive Officer entered into an additional “TARP Restricted Employment Agreement” that applies to the Named Executive Officer so long as First Security participates in the TARP CPP. In addition, each Named Executive Officer signed a waiver against any claims for changes to his compensation and benefit plans due to First Security’s participation in the TARP CPP. Although our participation in the TARP CPP prohibits each of the Named Executive Officers from receiving golden parachute payouts under any termination or change in control events, we provide estimates of the post-termination payments that would have been made if First Security was not participating in the TARP CPP.

Each Named Executive Officer’s receipt of these payments is conditioned on his fulfillment of covenants set forth in the Named Executive Officer’s employment agreement not to solicit clients or employees, and not to compete with First Security, for a period of twelve (12) months following the termination date. The Named Executive Officers must also preserve the confidentiality of certain First Security information. Competition includes holding more than a 5% interest in a competing business, and directly or indirectly owning, managing, operating, joining, or being employed by a competing business.

The estimate of limitations on severance benefits under applicable TARP CPP guidelines reflect the rules in place as of June 15, 2009 under the American Recovery and Reinvestment Act of 2009 (ARRA). These limitations forbid the payment of any compensation that is contingent upon a change in control or separation from service for any reason. Payments for services performance or benefits accrued may be made.

Payments Made upon Termination for Cause

If First Security terminates a continuing Named Executive Officer’s employment for “Cause,” First Security will pay the Named Executive Officer his accrued compensation and benefits as of the date of termination. Accrued amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. “Cause” is defined in the employment agreement and is generally defined as the Named Executive Officer’s willful misconduct or failure to perform the responsibilities under the terms of the employment agreement. No amounts are shown in the table because no additional compensation is provided to the Named Executive Officer in the event of a termination for Cause.

Payments Made upon Voluntary Termination without Good Reason

If a continuing Named Executive Officer terminates his employment other than for “Good Reason” (as defined in the Named Executive Officer’s employment agreement) First Security will pay the Named Executive Officer his accrued compensation and benefits. No additional compensation will be paid upon voluntary termination by the Named Executive Officer except vested amounts they are entitled to under the salary continuation plan. Under the salary continuation agreements, each Named Executive Officer is entitled to a benefit determined based on the applicable vested percentage of the Named Executive Officer’s Accrual Balance as of the termination date. The applicable vested percentage is determined in accordance with the following table:

Applicable Vested Percentage	Plan Year
0%	2005
20%	2006
40%	2007
60%	2008
80%	2009
100%	2010 or any later year

The annual benefit provided under each salary continuation agreement is payable over fifteen (15) years in twelve (12) equal monthly installments. The payments commence on the first day of the month following the Named Executive Officer’s 65th birthday (retirement age). As of December 31, 2009, each of the Named Executive Officer’s are 80% vested in their salary continuation benefit.

Payments Made upon Termination for Good Reason by the Employee or without Cause by the Company (not associated with a Change in Control)

If First Security terminates a continuing Named Executive Officer’s employment without Cause (as defined in the Named Executive Officer’s employment agreement) or the Named Executive Officer terminates his employment for “Good Reason” (defined as any material and adverse change in employment conditions or material reduction in compensation or a failure by First Security to perform its responsibilities under the employment agreement), he will be entitled to the following:

•	a lump sum payment equal to the sum of the current base salary plus the greater of (i) the highest of his last three years’ annual bonus payments or (ii) his target annual bonus;

•

a prorated “target” annual bonus equal to the target bonus for the year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year up to and including the date of termination and the denominator of which is 365. In the table, we assume that as of December 31, 2009, the “target” bonus award will be paid in full and no additional incentive will be awarded to the Named Executive Officer; and

•

continuation of medical benefits (which may include medical, dental, and vision coverage) for twelve (12) months following termination, or, if First Security’s policy(ies) then in effect do not permit the Named Executive Officer’s continued participation following termination, a lump sum payment equal to the present value of what First Security’s cost would be for such continued coverage.

In addition, the Named Executive Officer’s will receive the projected maximum benefit under their salary continuation agreements upon reaching age 65. The annual maximum benefits under the salary continuation agreements as of December 31, 2009 are $321,881 for Mr. Holley and $189,786 for Mr. Lusk.

Payments Made upon Disability

If a continuing Named Executive Officer terminates employment due to disability, First Security will pay the Named Executive Officers their accrued compensation and benefits. In addition, each Named Executive Officer will become fully vested in the Accrual Balance under their salary continuation agreements, which provides monthly payments for fifteen (15) years starting at age 65. The annual disability benefits under the salary continuation agreements as of December 31, 2009 are as follows: Mr. Holley, $186,019; and Mr. Lusk, $13,213. Also, all unvested stock options held by the Named Executive Officer will become fully vested and exercisable and all restrictions on outstanding restricted stock shall lapse and the awards shall become fully vested. The stock options will remain exercisable for one year after a disability termination.

Payments Made upon Death

If a continuing Named Executive Officer’s employment terminates due to death, First Security will pay the Named Executive Officer’s accrued compensation and benefits to their estate or designated beneficiary. In addition, the Named Executive Officer’s beneficiary will receive the projected maximum benefit under their salary continuation agreements. The 15 years of monthly payments to the Named Executive Officer’s beneficiary will commence immediately following the Named Executive Officer’s death. Also, upon death, all unvested stock options held by the Named Executive Officer will become fully vested and exercisable and all restrictions on outstanding restricted stock shall lapse and the awards shall become fully vested. Any vested stock options will remain exercisable for one year after death.

Payments Made upon a Change in Control

All change in control benefits reported in the table will be provided upon a change in control, whether or not a Named Executive Officer’s employment terminates, with the exception of the medical benefit continuation, which would be provided only if there is a termination by First Security without Cause or if the Named Executive Officer terminates his employment for “Good Reason” within twelve (12) months following a change in control.

In the event of a change in control each Named Executive Officer will be entitled to the following:

•

a payment of three (3) times the sum of the Named Executive Officer’s base salary plus the greater of (i) the highest of his last three (3) years’ annual bonus payments or (ii) his target annual bonus in the year of the change in control;

•

a prorated “target” annual bonus equal to the target bonus for the year in which the change in control occurs, multiplied by a fraction, the numerator of which is the number of days in the calendar year up to and including the change in control date and the denominator of which is 365. In the table, we assume that as of December 31, 2009, the “target” bonus will be paid in full and no additional incentive will be awarded to the Named Executive Officer; and

•

continuation of medical benefits (which includes medical, dental, and vision) for twelve (12) months following termination by First Security without Cause or termination by the Named Executive Officer for Good Reason following a change in control, or if First Security’s policy(ies) then in effect do not permit the Named Executive Officer’s continued participation following termination, a lump sum payment equal to the present value of what First Security’s cost would be for such continued coverage.

If applicable, each Named Executive Officer is also entitled to a tax gross-up for any excise taxes and additional income taxes that are required to be paid under Internal Revenue Code Section 4999 and Section 280G surrounding change in control related payments that are considered “excess” parachute payments. If the change in control payments exceed three times the Named Executive Officer’s “Base Amount,” as defined in Section 280G they are considered “excess.” We believe the gross-ups shown in the table could be reduced if an actual change in control occurs, because the estimated values do not reflect a potential reduction associated with reasonable compensation for non-compete provisions and other restrictions in the employment agreements.

In addition, each Named Executive Officer will receive the projected maximum benefit (at age 65) under their salary continuation agreements in the event of a change in control. Also, all unvested stock options held by the Named Executive Officer shall become fully vested and exercisable, and all restrictions on outstanding restricted stock shall lapse and the awards shall become fully vested upon a change in control.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit/Corporate Governance Committee has appointed Joseph Decosimo and Company, PLLC, an independent registered public accounting firm, as the independent auditors for First Security and FSGBank for the current fiscal year ending December 31, 2010, subject to ratification by the shareholders. Joseph Decosimo and Company, PLLC, has served as the independent auditors for First Security and FSGBank since February 17, 1999. Joseph Decosimo and Company, PLLC, has advised First Security that neither the firm nor any of its principals has any direct or material interest in First Security or FSGBank except as auditors and independent public accountants of First Security and FSGBank. Although shareholder ratification of our independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Joseph Decosimo and Company, PLLC to our shareholders for ratification to permit shareholders to participate in this important corporate decision.

A representative of Joseph Decosimo and Company, PLLC is expected to be present at the Meeting and will be given the opportunity to make a statement on behalf of the firm if he or she so desires. A representative of Joseph Decosimo and Company, PLLC is also expected to respond to appropriate questions from shareholders.

Audit/Corporate Governance Committee Report

The Audit/Corporate Governance Committee monitors First Security’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Committee with regard to First Security’s financial reporting process during 2009 and particularly with regard to First Security’s audited consolidated financial statements as of December 31, 2009 and 2008 and for the three years ended December 31, 2009.

First Security’s management has the primary responsibility for First Security’s financial statements and reporting process, including the systems of internal controls. First Security’s independent auditors are responsible for performing an independent audit of First Security’s consolidated financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States) and issuing a report on First Security’s consolidated financial statements. The Committee’s responsibility is to monitor the integrity of First Security’s financial reporting process and system of internal controls and to monitor the independence and performance of First Security’s independent auditors and internal auditors.

The Committee believes that it has taken the actions it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit/Corporate Governance Committee’s charter. To carry out its responsibilities, the Audit/Corporate Governance Committee met four times during 2009.

The Committee reviewed and approved all of the related party transactions. In addition, the Committee determined that the related party transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, and were not expected to present unfavorable features to First Security.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements included in First Security’s annual report on Form 10-K for the year ended December 31, 2009, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee also reviewed and discussed with First Security’s independent auditors, Joseph Decosimo and Company, PLLC, their judgments as to the quality (rather than just the acceptability) of First Security’s accounting principles, and such other matters as are required to be discussed by the statement on Auditing

Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board as part of Rule 3200T. In addition, the Committee discussed with Joseph Decosimo and Company, PLLC its independence from management and First Security, and has received the written disclosures and the letter from Joseph Decosimo and Company, PLLC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee also considered whether the provision of services during 2009 by Joseph Decosimo and Company, PLLC that were unrelated to its audit of the financial statements referred to above, and to their reviews of First Security’s interim financial statements during 2009, is compatible with maintaining Joseph Decosimo and Company, PLLC’s independence.

Additionally, the Committee discussed with First Security’s internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of First Security’s internal controls, and the overall quality of First Security’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in First Security’s annual report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Committee believes that, at this time, nothing has come to its attention that impairs Joseph Decosimo and Company, PLLC’s independence or their ability to provide quality professional audit services, and therefore recommends to the Board that First Security retain Joseph Decosimo and Company, PLLC as First Security’s independent auditors for 2009.

Audit/Corporate Governance Committee:	Ralph L. Kendall, Chairman
Carol H. Jackson
Ray Marler

April 28, 2010

Audit Fees

The following table sets forth fees for professional audit and quarterly review services rendered by Joseph Decosimo and Company, PLLC, for the years ended December 31, 2009 and 2008, as well as fees billed for other services rendered by Joseph Decosimo and Company, PLLC, during those periods.

	2009	2008
Audit Fees (1)	$246,955	$183,245
Audit-Related Fees (2)	26,446	49,939
Tax Fees – Preparation and Compliance (3)	86,836	80,680

Sub total	360,237	313,864

Tax Fees – Other (4)	4,850	1,600
All Other Fees	—	—

Sub total	4,850	1,600

Total Fees	$365,087	$315,464

(1)	Audit fees consist of fees billed for professional services rendered in connection with the audit of the company’s consolidated financial statements, review of periodic reports and other documents filed with the SEC, including quarterly financial statements included in Forms 10-Q and services normally provided in connection with statutory or regulatory filings or engagements. Amounts reported in 2009 include procedures performed related to S-1 and S-1/A filings.
(2)	Audit-related fees consist of assurance and other services that are related to the performance of the audit or quarterly review of the company’s consolidated financial statements. Such fees include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. 2008 fees included the audit of First Security’s benefit plan.
(3)	Tax Fees – Preparation and Compliance consist of the aggregate fees billed for professional services rendered for tax return preparation and compliance.
(4)	Tax Fees – Other consist primarily of tax research and consultation, as well as tax planning and other tax advice.

The Board of Directors of First Security has considered whether the provision of services during 2009 by Joseph Decosimo and Company, PLLC that were unrelated to its audit of First Security’s financial statements or its reviews of First Security’s interim financial statements during 2009 is compatible with maintaining Joseph Decosimo and Company, PLLC’s independence. The services provided by the independent auditors were pre-approved by the Audit/Corporate Governance Committee to the extent required under applicable law and in accordance with the provisions of the committee’s charter. The Committee requires pre-approval of all audit and allowable non-audit services.

Vote Required to Approve Proposal

The appointment of Joseph Decosimo and Company, PLLC as independent auditors for First Security for fiscal year ending December 31, 2010 requires approval by the affirmative vote of the holders of shares of common stock representing a majority of the votes cast at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE APPOINTMENT OF JOSEPH DECOSIMO AND COMPANY, PLLC AS INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2010.

PROPOSAL THREE:

NON-BINDING RESOLUTION APPROVING COMPENSATION

OF FIRST SECURITY’S EXECUTIVE OFFICERS

General

On January 9, 2009, First Security completed a transaction with the United States Treasury under the Troubled Asset Relief Program Capital Purchase Program (TARP CPP). Under the TARP CPP, First Security sold 33,000 shares of its Series A Cumulative Perpetual Preferred Stock, which bears an initial dividend rate of 5% increasing to 9% after five years, to the Treasury in exchange for an investment of $33 million. In addition, the Treasury received a warrant for the purchase of 823,627 shares of First Security’s common stock. One of the conditions of participation in the TARP CPP is that First Security comply with certain limits on its compensation of its executive officers.

Under the American Recovery and Reinvestment Act of 2009 (ARRA), First Security is required to submit to its shareholders a non-binding vote on the compensation of First Security’s Named Executive Officers for so long as the Treasury holds an investment in First Security. By the terms of ARRA, this vote by shareholders (i) is not binding on the Board of Directors of First Security, (ii) is not to be construed as overruling any decision by our Board of Directors; and (iii) does not create or imply any additional duties on our Board of Directors.

Executive Compensation

First Security believes that its compensation policies and procedures, which are reviewed and recommended by the Compensation Committee and approved by the Board of Directors, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. Like most community banks, the recent and ongoing financial downturn had a significant negative impact on First Security’s 2009 results of operations and on the price of First Security’s common stock. Consistent with the objective of aligning the compensation of First Security’s executive officers with the annual and long-term performance of First Security and the interests of First Security’s shareholders, these factors were also reflected in the compensation of First Security’s Named Executive Officers for 2009.

Our Board of Directors and management believe that the compensation paid to the Named Executive Officers as disclosed in this proxy statement is reasonable and competitive. The Board uses various methods and analyses in setting the compensation for the Named Executive Officers. See the “Compensation Discussion and Analysis” section starting on page 14 of this Proxy Statement for further information.

The Board of Directors strives hard to pay fair compensation to its Named Executive Officers, and all employees, and believes its compensation practices are reasonable.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement starting on page 14 for a detailed discussion of First Security’s executive compensation program.

As required by ARRA and the guidance provided by the SEC, the Board of Directors has authorized a shareholder vote on First Security’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion and Analysis, the disclosures regarding Named Executive Officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives First Security’s shareholders the opportunity to endorse or not endorse First Security’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders of First Security approve the compensation of Named Executive Officers as described in the Compensation Discussion and Analysis and the tables and accompanying narrative and footnote disclosures of executive compensation in First Security’s Proxy Statement for the 2010 Annual Meeting of Shareholders.”

Vote Required to Approve Proposal

The approval of the non-binding resolution approving the compensation of First Security’s executive officers as described in this Proxy Statement requires approval by the affirmative vote of the holders of shares of common stock representing a majority of the votes cast at the Meeting. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF FIRST SECURITY’S EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL FOUR:

APPROVAL TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

General

Our Articles of Incorporation currently authorize the issuance of up to 50 million shares of common stock, $0.01 par value, and 10 million shares of preferred stock, no par value. As of the Record Date, 16,418,527 shares of our common stock were issued and outstanding, 1,917,649 shares were subject to currently outstanding stock options or were reserved in connection with future options or awards under the First Security Group, Inc. Second Amended and Restated 1999 Long-Term Incentive Plan or the First Security Group, Inc. 2002 Long-Term Incentive Plan, as amended and, as part of the Company’s participation in the TARP CPP, we issued to the Treasury a 10-year warrant to purchase 823,627 shares of our common stock. After giving effect to such reserved shares, approximately 30.8 million shares of our common stock were available for issuance on the Record Date. In addition, as of the Record Date, 33 thousand shares of our preferred stock had been designated as the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which were issued and outstanding.

Our Board of Directors is proposing an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock of First Security from 50 million to 150 million. If the shareholders approve this proposal, Section 2.1(a) of Article II of First Security’s Articles of Incorporation will be amended to read as follows:

SECTION 2.1(a). The total number of shares of capital stock that the corporation is authorized to issue is One Hundred Sixty Million (160,000,000) shares (the “Shares”), divided into One Hundred Fifty Million (150,000,000) shares of common stock, $0.01 par value (the “Common Stock”), and Ten Million (10,000,000) shares of preferred stock, no par value (the “Preferred Stock”).

At this time, approximately 33% of our authorized shares of common stock are outstanding. Assuming shareholder approval of the amendment, approximately 11% of our authorized shares of common stock will be outstanding.

As previously noted, our Consent Order with the OCC requires that we maintain elevated capital ratios. Accordingly, we may have additional needs to raise capital in a number of means, including the possibility of completing one or more stock offerings. While we currently believe First Security has sufficient authorized shares to conduct an offering of common stock that would maintain these ratios, we desire to maintain as much flexibility as possible in this regulatory environment. Accordingly, we are asking for shareholder approval of an increase in authorized shares of common stock as described herein to maintain our flexibility.

Purpose and Effect of the Proposed Amendment

Our Board of Directors believes that an increase in the number of authorized shares of common stock as contemplated by the amendment is in the best interest of First Security and our shareholders over the short and long term. The Board believes that the current number of authorized shares of common stock, especially in light of the current market valuations of bank stock generally and First Security specifically, does not give First Security sufficient flexibility to issue stock for future equity offerings, acquisitions or for general corporate purposes to the degree that the Company had previously.

In particular, if the Board determines that it would be appropriate to conduct a stock offering to maintain the capital ratios required under the Consent Order, the current number of unissued authorized shares of common stock might not be enough to complete such transaction. Although we cannot guarantee that any future stock offerings, acquisitions, dividends or splits will occur, the Board believes that the proposed increase in the number of authorized shares of common stock will provide First Security with the flexibility necessary to maintain a reasonable stock price through future stock dividends or splits, or to issue shares in connection with an acquisition or other corporate purpose, without incurring the expense of convening a special shareholders’ meeting or the delay of waiting until the next annual meeting.

If this proposal is approved, all authorized but unissued shares of common stock will be available for issuance from time to time for any proper purpose approved by the Board, including issuances in connection with stock-based benefit plans, future stock splits or dividends and issuances to raise capital or effect acquisitions. Neither First Security nor the Board currently has any arrangements, agreements or understandings with respect to the issuance or use of the additional shares of authorized common stock sought to be approved (other than issuances permitted or required under the First Security Group, Inc. Second Amended and Restated 1999 Long-Term Incentive Plan or the First Security Group, Inc. 2002 Long-Term Incentive Plan, as amended, or awards made pursuant to those plans). If this proposal is approved, all or any of the shares may be issued without further shareholder action, unless required by law or by the rules of the Nasdaq Global Select Market.

The newly authorized shares of common stock will, upon issuance, have all of the rights and privileges of common stock presently authorized. Existing shareholders do not have preemptive or similar rights to subscribe for or purchase any additional shares of common stock that we may issue in the future. Therefore, future issuances of common stock other than issuances on a pro rata basis to all shareholders would reduce each shareholder’s proportionate interest in First Security.

An increase in the authorized number of shares of common stock could have an anti-takeover effect. If we issue additional shares in the future, such an issuance could dilute the voting power of a person seeking control of First Security, thereby making an attempt to acquire control of First Security more difficult or expensive. Neither the Board nor management is currently aware of any attempt, or contemplated attempt, to acquire control of First Security, and we are not presenting this proposal with the intent that it be used as an anti-takeover device.

Vote Required to Approve Proposal

The approval of the amendment to the Articles of Incorporation to increase the number of authorized shares of common stock requires approval by the affirmative vote of the holders of shares of common stock representing a majority of the votes cast at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE AMENDMENT TO INCREASE THE

AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

PROPOSAL FIVE:

APPROVAL TO ISSUE UP TO $50 MILLION WORTH

OF SHARES OF OUR COMMON STOCK IN

ONE OR MORE PRIVATE PLACEMENT TRANSACTIONS

General

We are asking stockholders to approve the issuance of up to $50 million worth of shares of our common stock and/or securities convertible into or exercisable for common stock, not to exceed 30 million shares, in connection with one or more private placement transactions of our common stock closing on or prior to the date six months after the Meeting, which shares would be issued at a maximum discount of 30% to the then market value of our common stock on the date(s) of issuance.

Shareholder approval of this proposal does not necessarily mean that we will issue any or all $50 million worth of common stock and does not mean such stock, if issued, will be issued at a 30% discount to the market value of our common stock. Rather, these parameters represent the maximum number of shares and dollar amount of securities that we may issue and the maximum discount to market at which we will issue such shares, for which we are seeking stockholder approval. The exact number of securities to be authorized and any market value discount at which these securities will be sold, subject to a maximum offering price of $50 million, a maximum share issuance of 30 million shares and a maximum market value discount of 30%, will be determined by our Board of Directors.

As previously noted, our Consent Order with the OCC requires that we maintain elevated capital ratios. Accordingly, we may have additional needs to raise capital in a number of means, including the possibility of completing one or more private offerings. At this time, we have not determined the best methods to maintain compliance with the capital ratios contained in the Consent Order and we are cognizant of the potential dilution of existing shareholder interests, but we desire to maintain as much flexibility as possible in this regulatory environment. Such capital raising efforts may include a rights offering, an offering to standby purchasers in connection with a rights offering and/or one or more private offerings of common stock. Accordingly, we are asking for shareholder approval of one or more private placement transactions as described herein to maintain our flexibility.

NASDAQ Vote Requirement

Our common stock is listed on the NASDAQ Stock Market. NASDAQ Marketplace Rule 5635(d) requires stockholder approval prior to the sale or issuance or potential issuance of shares, in a transaction other than a public offering, equal to 20% or more of First Security’s outstanding common stock or 20% or more of the voting power outstanding before the issuance, if the effective sale price of the common stock is less than the greater of the book or market value of the common stock. Shares of our common stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such a capital raising transaction are considered shares issued in such a transaction in determining whether the 20% limit has been reached. We anticipate that the aggregate number of shares of common stock we may issue in the transactions for which we are seeking stockholder approval will exceed 20% of the number of our shares of common stock currently outstanding and that will be outstanding on the dates of such sales, and that such shares of common stock may be issued at a price that we expect will be less than per share tangible book value ($6.50 as of March 31, 2010) and per share market value ($2.90 as of May 14, 2010), on the date of issuance.

In order to comply with the potential application of this NASDAQ rule, we are seeking stockholder approval for the potential issuance and sale of shares of common stock in one or more capital raising transactions so that the Board of Directors will have flexibility to timely enter into and close such capital raising transactions. If we waited to arrange for a special meeting of stockholders to approve a specific transaction, it could delay and possibly jeopardize the closing of such transaction.

NASDAQ requires us to include a maximum (i) potential discount to market value, (ii) number of shares to be issued and (iii) dollar amount of issuance in proposals like this one submitted to stockholders for approval.

First Security is seeking approval to issue up to $50 million worth of securities and a maximum of 30 million shares of its common stock for up to a 30% discount from “market value,” as defined by rules of the Nasdaq Stock Market, of its common stock. The actual discount, number of shares and dollar amount issued, if any, subject to the maximum amounts approved by stockholders, will be determined by the Board of Directors and will depend upon market conditions at the time of the equity offering or offerings.

Effect of Issuance

If stockholder approval is obtained, and First Security’s Board of Directors determines to issue common stock in one or more private offerings, it is likely to result in a significant increase in the number of shares of common stock outstanding, and current stockholders will own a smaller percentage of the outstanding common stock. Furthermore, it is likely that a significant number of the shares we issue will be sold to one or a limited number of individuals and/or investor groups, who may be able to exercise control over First Security. Moreover, First Security might, as part of any sale of securities, be required to register any securities sold for resale under the Securities Act of 1933. The issuance of these securities will cause a significant reduction in the percentage interests of current stockholders in the voting power, liquidation value, and book and market value of First Security, and in its future earnings. The sale or resale of these securities could cause the market price of our common stock to decline.

Basic Terms of Securities

We expect that the basic terms of the shares of common stock authorized pursuant to this proposal would be identical to the common stock currently outstanding. The exact terms of any securities convertible into or exercisable for common stock that may be issued cannot be stated or estimated at the time of the filing of this proxy statement. Similarly, it is impracticable to describe the transaction(s) in which such shares of common stock or other securities are to be issued because, at the time of the filing of this proxy statement, no such transaction has been identified. The exact terms of the securities, including, but not limited to, dividend or interest rate, conversion price, voting rights, redemption price, maturity dates and similar matters will be determined by our Board of Directors and we do not presently anticipate seeking from our stockholders further authorization to issue such securities prior to the issuance thereof unless required to do so by NASDAQ Marketplace Rules.

The sale of the common stock and/or securities convertible into common stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Holders of our common stock do not have preemptive rights.

The foregoing description of various forms of equity offering(s) and the reasons for such offering(s) is included for informational purposes to stockholders in connection with this proxy solicitation and does not constitute an offer to sell or a solicitation of an offer to buy any securities of First Security. We cannot guarantee that any sales of common stock and/or securities convertible into common stock will be completed (or, if so, what the terms or timing may be) and, accordingly, cannot be certain that we will receive any proceeds from any potential sales of securities/common stock. No such offering(s) will go forward unless the Board of Directors determines that the proposed terms and conditions are in the best interests of First Security and its stockholders at the time. The types of securities and number of shares of common stock to be sold and the price at which such securities will be sold are subject to market conditions and negotiations with potential investors.

Effect of Failure to Approve the Potential Issuance

If our shareholders do not approve the potential issuance of up to $50 million worth of shares of our common stock in one or more private placement transactions, we may be required to pursue alternative sources of capital to satisfy our capital raising efforts. Such alternative sources may not be available on commercially reasonable terms, if at all.

Vote Required to Approve Proposal

The approval of the issuance of up to $50 million worth of shares of our common stock in one or more private placement transactions requires approval by the affirmative vote of the holders of shares of common stock representing a majority of the votes cast at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL TO ISSUE UP TO $50 MILLION WORTH

OF SHARES OF OUR COMMON STOCK IN

ONE OR MORE PRIVATE PLACEMENT TRANSACTIONS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2009 by (1) each of our current directors and director nominees; (2) each of our named executive officers; (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock, based on the most recent Schedules 13G and 13D Reports filed with the SEC and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is 531 Broad Street, Chattanooga, Tennessee 37402. Fractional shares as a result of our dividend reinvestment plan have been rounded to the nearest share for presentation purposes.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from December 31, 2009.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Shares Beneficially Owned (2)
Directors:
Rodger B. Holley	380,636	(3)	2.29%
Randall L. Gibson	70,969	(4)	*
Carol H. Jackson	81,205	(5)	*
Ralph L. Kendall	51,958	(6)	*
D. Ray Marler	177,180	(7)	1.08%

Named Executive Officers, who are not also Directors:
William L. Lusk, Jr.	139,132	(8)	*
Lloyd L. Montgomery, III**	7,782	(9)	*

All Current Directors and Executive Officers, as a Group 9 (persons):	917,542		5.45%

5% Shareholders:
Wells Fargo & Company	992,073	(10)	6.04%
Sandler O’Neill Asset Management, LLC	1,080,300	(11)	6.58%
ClearBridge Advisors, LLC	932,083	(12)	5.68%
First Security Group, Inc. 401(k) and Employee Stock Ownership Plan	1,175,579	(13)	7.16%

*	Less than 1% of outstanding shares.
**	Not a current executive officer.
(1)	Some or all of the shares may be subject to margin accounts
(2)	The percentage of our common stock beneficially owned was calculated based on 16,418,327 shares of common stock issued and outstanding as of December 31, 2009. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days of December 31, 2009.
(3)	Includes 838 shares subject to restricted stock awards, 70,244 shares owned by an IRA for the benefit of Mr. Holley, 8,145 shares held in First Security’s 401(k) plan and 337 shares owned by Mr. Holley’s child; also includes 230,657 shares that Mr. Holley has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2009.
(4)	Includes 9,534 shares that Mr. Gibson has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2009.

(5)	Includes 6,663 shares owned by Ms. Jackson’s spouse and 5,088 shares owned by an IRA for the benefit of Ms. Jackson; also includes 22,150 shares that Ms. Jackson has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2009.
(6)	Includes 3,894 shares owned by Mr. Kendall’s spouse; also includes 22,150 shares that Mr. Kendall has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2009.
(7)	Includes 22,150 shares that Mr. Marler has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2009.
(8)	Includes 335 shares subject to restricted stock awards, 11,395 shares owned by an IRA for the benefit for Mr. Lusk, 7,846 shares held in First Security’s 401(k) plan and 1,498 shares owned by Mr. Lusk’s wife and children; also includes 107,121 shares that Mr. Lusk has the right to acquire by exercising options that are exercisable within 60 days after December 31, 2009.
(9)	Includes 5,508 shares held in First Security’s 401(k) plan.
(10)	The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163, and the Schedule 13G includes its subsidiaries, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, and Wachovia Bank, National Association.
(11)	The Schedule 13D/A for Sandler O’Neill Asset Management, LLC (“SOAM”) includes Malta Partners, L.P. (“MP”), Malta Hedge Fund, L.P. (“MHF”), Malta Hedge Fund II, L.P. (“MHFII”), Malta Offshore, Ltd., (“MO”), Malta MLC Fund, L.P. (“MLC”), Malta MLC Offshore, Ltd. (“MLCO”), SOAM Holdings, LLC (“Holdings”), and Terry Maltese. The address for SOAM, MP, MHF, MHFII, MLC, Holdings, and Terry Maltese is c/o Sandler O’Neill Asset Management, LLC, 780 Third Avenue, Fifth Floor, New York, New York 10017. The address for MO and MLCO is c/o BYSIS Hedge Fund Services (Cayman) Limited, P.O. Box 30362 SMB, Harbour Centre, Third Floor, George Town, Grand Cayman, Cayman Islands, British West Indies.
(12)	The address for ClearBridge Advisors, LLC is 620 8th Avenue, New York, NY 10018.
(13)	The address for First Security Group, Inc. 401(k) and Employee Stock Ownership Plan (the “ESOP”) is 531 Broad Street, Chattanooga, TN 37402, and the Schedule 13G includes the ESOP’s trustee, FSGBank, National Association.

RELATED PARTY TRANSACTIONS

First Security recognizes that related party transactions may raise questions among shareholders as to whether those transactions are consistent with the best interests of First Security and our shareholders. It is First Security’s policy to enter into or ratify related party transactions only when the Board of Directors, acting through the Audit/Corporate Governance Committee, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of First Security and our shareholders, including but not limited to situations where First Security may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when First Security provides products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, First Security has adopted a formal written policy, summarized below, for the review, approval or ratification of related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally, (2) transactions involving less than $100,000 when aggregated with all similar transactions, or (3) loans made by FSGBank in the ordinary course of business, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.

Under the policy, any related party transaction must be reported to the Chief Financial Officer and the Audit/Corporate Governance Committee and may be consummated or may continue only (1) if the Audit/Corporate Governance approves or ratifies such transaction and the committee believes that the transaction is in the best interests of First Security and our shareholders, or (2) if the transaction involves compensation that has been approved by the Compensation Committee and reported as required by the securities laws in the Proxy Statement to shareholders.

The current policy was formalized and approved by our Board of Directors and the Audit/Corporate Governance Committee in February 2007. The Board of Directors or the Committee will review and may amend this policy from time to time.

First Security and FSGBank have completed banking and other business transactions in the ordinary course of business with directors and officers of First Security and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest. These transactions take place on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties. In the case of all such related party transactions, each transaction was either approved by the Audit/Corporate Governance Committee of the Board of Directors or by the Board of Directors. We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates in the future.

From time to time, FSGBank will extend loans to the directors and officers of First Security and their affiliates. None of these loans are currently nonaccrual, past due, restructured or potential problem loans. All such loans were: (i) made in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to First Security, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2009, the aggregate amount of funded and unfunded credit we extended to directors, executive officers and principal shareholders was $5.7 million, or approximately 4.0% of our total stockholders’ equity.

First Security has employed certain employees who are related to First Security’s executive officers and/or directors. These individuals are compensated in accordance with the policies that apply to all employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires First Security’s directors and executive officers, and persons who own more than 10% of First Security common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of First Security. Directors, executive officers and greater than 10% shareholders are required by regulation to furnish First Security with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports and certifications from our directors and officers, all of our directors and executive officers complied with all applicable Section 16(a) filing requirements during 2009. In regard to beneficial owners of more than 10% of outstanding shares of common stock, we not aware that any person beneficially owns more than 10% of our common stock.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

Shareholder Proposals

To be included in First Security’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by First Security at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted no later than January 21, 2011 for next year’s annual meeting. The persons named as proxies in First Security’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, by sending it to First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

Householding

As permitted by applicable law, we may deliver only one copy of this Proxy Statement to shareholders residing at the same address unless the shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. This is known as “householding.” We do this to reduce costs and preserve resources.

Upon oral or written request, we will promptly deliver a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to the Secretary of the Board. You may contact our Secretary of the Board at (423) 266-2000, by mail at First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402.

OTHER MATTERS

Management of First Security does not know of any matters to be brought before the Meeting other than those described above. If any other matters properly come before the Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the financial statements and notes thereto are being mailed to stockholders of record along with this Proxy Statement.

We have provided to each person solicited hereby a copy of our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission (including the financial schedules thereto but without the exhibits) as part of our 2009 Annual Report to shareholders. We will furnish any exhibit to our Annual Report on Form 10-K to any person solicited hereby upon written request and payment of a reasonable fee as we may specify to cover our expenses in providing the exhibits. Requests may be addressed to First Security Group, Inc., Attn: Secretary of the Board, 531 Broad Street, Chattanooga, Tennessee 37402.

Our Annual Report on Form 10-K, including exhibits, is also accessible from our corporate website, www.FSGBank.com. This website also contains our other filings with the Securities and Exchange Commission, including but not limited to our quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to these or other reports. These reports are accessible soon after we file them with the Securities and Exchange Commission.

By Order of the Board of Directors,

Rodger B. Holley

Chairman of the Board, Chief Executive Officer & President

May 14, 2010

REVOCABLE PROXY

FIRST SECURITY GROUP, INC.

REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 30, 2010

The undersigned hereby appoints Rodger B. Holley and William L. Lusk, Jr., or either of them, each with full power of substitution, as Proxies to vote all shares of the $0.01 par value common stock of First Security Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held Wednesday, June 30, 2010, at 4:00 pm, local time, at our corporate headquarters located at 531 Broad Street, Chattanooga, Tennessee, and at any postponement or adjournment thereof.

The Proxies will vote on the proposals set forth in the notice of annual meeting and proxy statement as specified on this proxy and are authorized to vote at their discretion as to any other business which may come properly before the meeting. If a vote is not specified, the Proxies will vote for approval of the proposals.

The Board of Directors recommends a vote “FOR” the following proposals:

1.         Election of Directors: Authority for the election of Rodger B. Holley, Randall L. Gibson, Carol H. Jackson, Ralph L. Kendall and D. Ray Marler, as directors, each to serve until First Security’s 2011 Annual Meeting of Shareholders and until their successors are elected and qualified.

For                                                   Withhold                                                  For All Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.         Ratification of Appointment of Independent Registered Public Accounting Firm. Authority to ratify the appointment of Joseph Decosimo and Company, PLLC, as the independent registered accounting firm for First Security for the fiscal year ending December 31, 2010.

For                                                      Against                                                      Abstain

3.         Advisory Vote on Executive Compensation. To consider and vote upon a non-binding resolution approving the compensation of First Security’s executive officers as described in the enclosed Proxy Statement.

For                                                      Against                                                      Abstain

4.         Increase Authorized Shares of Common Stock. To consider and vote upon an amendment to First Security’s Articles of Incorporation that would increase the number of authorized shares of common stock from 50 million to 150 million.

For                                                      Against                                                      Abstain

5.         Approve Potential Private Offering of Stock. To consider and vote upon approval of a potential issuance of up to $50 million of First Security’s common stock, and/or securities convertible into or exercisable for common stock, in one or more private placement transactions.

For                                                      Against                                                      Abstain

COMMON SHARES:

ACCOUNT NUMBER:

THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Please be sure to sign and date this Proxy in the box below.

Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, mark, sign, date and return in the envelope furnished.

FIRST SECURITY GROUP, INC.

Please sign exactly as name appears on the label below. When shares are held by joint tenants both should sign. When signing as attorney, administrator, trustee, or guardian please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN ABOVE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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